As filed with the Securities and Exchange Commission on August 8, 2007


                                                     Registration No. 333-134978

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                            BASELINE OIL & GAS CORP.
                (Name of registrant as specified in its charter)

        Nevada                          1311                     30-0226902
(State or Jurisdiction           (primary standard             (IRS Employer
   of Incorporation          industrial classification       Identification No.)
   or Organization)                 code number)


                       11811 N. Freeway (I-45), Suite 200
                              Houston, Texas 77060
                                 (281) 445-5880
    (Address and telephone number of registrant's principal executive offices and place of business)

                     Thomas Kaetzer, Chief Executive Officer
                            Baseline Oil & Gas Corp.
                       11811 N. Freeway (I-45), Suite 200
                              Houston, Texas 77060
                                 (281) 445-5880
            (Name, address and telephone number of agent for service)

                          Copies of communications to:

                             Matthew S, Cohen, Esq.
                             Eaton & Van Winkle LLP
                            3 Park Avenue, 16th Floor
                            New York, New York 10016
                                 (212) 779-9910

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. |_| ________________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                  _____________

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  ____________

                                Explanatory Note


This Post-Effective Amendment No. 2 to our Registration Statement on Form SB-2 is being filed to update the information contained in our prospectus to reflect subsequent events, including Registrant's acquisition of working interests in oil and gas properties during the second quarter of 2007.



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

The information in this prospectus is not complete and is subject to change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part is declared effective.


                  Subject to Completion, Dated August __, 2007

                            BASELINE OIL & GAS CORP.
                                10,486,828 Shares

                                  Common Stock

      This prospectus relates to the resale of up to 10,486,828 shares of our common stock, par value $.001 per share (the "Common Stock"), by the selling security holders listed in the prospectus commencing on page 15, consisting of
(i) 8,627,738 shares of Common Stock presently outstanding and held by selling security holders and (ii) up to 1,859,090 shares of our Common Stock that are issuable upon exercise of stock options and common stock purchase warrants.


      The transactions in which the selling security holders acquired the shares of Common Stock covered by this prospectus are described in the section of this prospectus entitled "Selling Security Holders."

      The selling security holders, by themselves or through brokers and dealers, may offer and sell the shares at prevailing market prices or in transactions at negotiated prices. We will not receive any proceeds from the selling security holders' resale of the shares of Common Stock. The selling security holders will receive all proceeds from such sales. We will, in the ordinary course of business, receive proceeds from the issuance of our Common Stock upon exercise of the stock options and common stock purchase warrants.

      It is not possible to determine the price to the public in any sale of the shares of Common Stock by the selling security holders and the selling security holders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling security holders will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling security holders will pay any underwriting discounts and commissions. The selling security holders, and the brokers through whom sales of the securities are made, will be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, referred to herein as the "Securities Act".


      Our Common Stock is traded on the OTC Bulletin Board under the symbol "BOGA". On August 6, 2007 the reported closing prices of our Common Stock on the OTC Bulletin Board was $0.51.


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. The selling security holders are offering to sell and seeking offers to buy shares of our Common Stock only in jurisdictions where offers and sales are permitted.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling security holders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling security holder.

      This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.

      The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.


                 The date of this prospectus is August __, 2007

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary ....................................................      1

Risk Factors ..........................................................      3

Cautionary Note Regarding Forwarding-Looking Statements ...............      13

Use of Proceeds .......................................................      14

Determination of Offering Price .......................................      14

Selling Security Holders ..............................................      15

Plan of Distribution ..................................................      24

Legal Proceedings .....................................................      26

Directors, Executive Officers, Promoters and Control Persons ..........      27

Security Ownership of Certain Beneficial Owners and Management ........      29

Description of Securities .............................................      31

Interest of Named Experts and Counsel .................................      32

Disclosure of Commission Position on Indemnification for Securities Act      32

Certain Relationships and Transactions and Corporate Governance .......      33

Description of Business ...............................................      34

Plan of Operation .....................................................      38

Description of Property ...............................................      45

Market for Common Equity and Related Stockholder Matters ..............      46

Executive Compensation ................................................      49

Financial Statements ..................................................      52

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read the entire prospectus, including "Risk Factors" and our consolidated financial statements and the related notes before making an investment decision.

      In this prospectus, the "Company" and terms such as "we," "us" and "our," refer to Baseline Oil & Gas Corp., a Nevada corporation.

                                   Our Company

      We were incorporated in the State of Nevada on February 3, 2004 as College Oak Investments, Inc. We changed our name on January 17, 2006 to Baseline Oil & Gas Corp. On April 6, 2005, we entered into a merger transaction with Coastal Energy Services, Inc., a Delaware corporation ("Coastal"), as described elsewhere in this prospectus under "Business - General" which resulted in a change in control of our Company.

      Coastal was formed to engage in the energy business, and following the merger transaction, we focused on business opportunities in the oil and gas industries. Our efforts resulted in our acquisition of (1) a working interest in approximately 171,000 gross acres in the southern Indiana New Albany Shale formation, with its long life, natural gas potential, and (2) a working interest in approximately 4600 gross acres located in Stephens County, north Texas, with its long life oil reserves.

      In connection with our recent acquisitions, we have relocated our principal offices from 20022 Creek Farm, San Antonio, Texas 78259 to 1811 N. Freeway (I-45), Suite 200, Houston, TX 77060. Our telephone number is (281) 445-5880.

                                  The Offering


      This prospectus relates to the resale of up to 10,486,828 shares of our common stock, par value $.001 per share (the "Common Stock"), by the selling security holders listed in the prospectus commencing on page 15, consisting of
(i) 8,627,738 shares of Common Stock presently outstanding and held by selling security holders and (ii) up to 1,859,090 shares of our Common Stock that are issuable upon exercise of stock options and common stock purchase warrants.


      The issuances of such securities to the selling security holders was made in reliance upon exemptions from the registration requirements provided by
Section 4(2) of the Securities Act for private transactions. Additional information concerning the transactions in which the rights to acquire the shares covered by this prospectus were obtained by the selling security holders are set forth in the section of this prospectus entitled "Selling Security Holders."

                        Sales By Selling Security Holders

      The selling security holders may offer the Common Stock pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the Securities and Exchange Commission ("SEC") and we have not withdrawn the registration statement. The offering of Common Stock may be through the facilities of the OTC Bulletin Board or such other


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

exchange or reporting system where the Common Stock may be traded. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the Common Stock. See "Plan of Distribution."

                             Outstanding Securities


      As of August 1, 2007, there were 33,054,150 shares of our Common Stock outstanding. On a fully-diluted basis, giving effect to and assuming the exercise or conversion of all of our options, warrants and derivative securities, we would have had outstanding an aggregate of approximately 52,329,328 shares of Common Stock at August 1, 2007.


                                      Risks

      An investment in the shares of our Company is subject to a number of risks. We have set forth these risk factors below under the heading "Risk Factors" which you should carefully review.


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

                                  RISK FACTORS

      The reader should carefully consider each of the risks described below. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and the trading price of the Common Stock could decline significantly.

      Risks Relating to Our Business and the Oil and Natural Gas Industry.

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

      The prices we receive for our oil and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

            o     changes in global supply and demand for oil and natural gas;
            o the actions of certain foreign states, such as the governments of Venezuela or Iran;
            o the price and quantity of imports of foreign oil and natural gas;
            o political conditions, including embargoes, in or affecting other oil producing activities;
            o the level of global oil and natural gas exploration and production activity;
            o the level of global oil and natural gas inventories; production or pricing decisions made by the Organization of Petroleum Exporting Countries (OPEC);
            o     weather conditions;
            o     technological advances affecting energy consumption; and
            o     the price and availability of alternative fuels.

      Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically. Lower prices will also negatively impact the value of our proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

      Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read "- Reserve estimates depend on many assumptions that may turn out to be inaccurate" (below) for a discussion of the uncertainties involved in these processes. Our costs of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:


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

            o delays imposed by or resulting from compliance with regulatory requirements;
            o     pressure or irregularities in geological formations;
            o shortages of or delays in obtaining equipment and qualified personnel;
            o     equipment failures or accidents;
            o     adverse weather conditions;
            o     reductions in oil and natural gas prices;
            o     oil and natural gas property title problems; and
            o     market limitations for oil and natural gas.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.

      Accounting rules require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. Because our properties will likely serve as collateral for advances under our future credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. A write-down would also constitute a non-cash charge to earnings. It is likely that the cumulative effect of such a write-down could also negatively impact the trading price of our securities.

      We account for our oil and gas properties using the successful efforts method of accounting. Under this method, all development costs and acquisition costs of proved properties are capitalized and amortized on a units-of-production basis over the remaining life of proved developed reserves and proved reserves, respectively. Costs of drilling exploratory wells are initially capitalized, but charged to expense if and when a well is determined to be unsuccessful. We evaluate impairment of its proved oil and gas properties whenever events or changes in circumstances indicate an asset's carrying amount may not be recoverable. The risk that the company will be required to write down the carrying value of its oil and natural gas properties increases when oil and gas prices are low or volatile. In addition, write-downs would occur if we were to experience sufficient downward adjustments to our estimated proved reserves or the present value of estimated future net revenues.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

      The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of our reported reserves. In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.


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

      Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reported reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

      Our prospects are in various stages of evaluation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

Special geological characteristics of the New Albany Shale area will require us to use less-common drilling technologies in order for our development efforts to be economically viable. The near-term focus of our development activities will be concentrated to a large degree in the New Albany Shale area, which exposes us to risks associated with prospect concentration.

      Except for our proposed development and production activities in the 4600 acres of the north Texas asset region acquired in the Stephens County Transaction in April 2007, our development activities are largely concentrated in the 171,000 acre New Albany Shale area. New Albany Shale reservoirs are complex, often containing unusual features that are not well understood by drillers and producers. Successful operations in this area require specialized technical staff expertise in horizontal drilling, with respect to which we have limited experience.

      The New Albany Shale contains vertical fractures. Results of past drilling in the New Albany Shale have been mixed and are generally believed to be related to whether or not a particular well bore intersects a vertical fracture. While wells have been drilled into the New Albany Shale for years, most of those wells have been drilled vertically. Where vertical fractures have been encountered, production has been better. It is expected that horizontal drilling will allow us to encounter more fractures by drilling perpendicular to the fracture planes. While it is believed that the New Albany Shale is subject to some level of vertical fracturing throughout the Illinois Basin, certain areas will be more heavily fractured than others. If our area of interest is not subject to the level of vertical fracturing that we expect, then our plan for horizontal drilling might not yield our expected results.

      Gas and water are produced together from the New Albany Shale. Water is often produced in significant quantities, especially early in the producing life of a well. We plan to dispose of this produced water by means of injecting it into other porous and permeable formations via disposal wells located adjacent to producing wells. If we are unable to find such porous and permeable reservoirs into which to inject this produced water or if we are prohibited from injecting because of governmental regulation, then our cost to dispose of produced water could increase significantly, thereby affecting the economic viability of producing the New Albany Shale wells.

      The relative concentration of our near-term activities in the New Albany Shale means that any impairments or material reductions in the expected size of the reserves attributable to the Company's wells, any material harm to the


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

producing reservoirs from which these wells produce or any significant governmental regulation with respect to any of these wells, including curtailment of production or interruption of transportation of production, could have a material adverse effect on the Company's financial condition and results of operations. We cannot control activities on properties that we do not operate and are unable to ensure their proper operation and profitability.

      We will not operate all of the properties in which we will own an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator's breach of the applicable agreements or an operator's failure to act in ways that are in our best interests could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including the operator's

            o     timing and amount of capital expenditures;
            o     expertise and financial resources;
            o     inclusion of other participants in drilling wells; and
            o     use of technology.

The marketability of our natural gas production depends on facilities that we typically do not own or control, which could result in a curtailment of production and revenues.

      The marketability of our production will depend in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. We generally deliver natural gas through gas gathering systems and gas pipelines that we do not own under interruptible or short-term transportation agreements. Under the interruptible transportation agreements, the transportation of our gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. Our ability to produce and market natural gas on a commercial basis could be harmed by any significant change in the cost or availability of such markets, systems or pipelines.

Our future acquisitions may yield revenues or production that vary significantly from our projections.

      In acquiring producing properties, we will assess the recoverable reserves, future natural gas and oil prices, operating costs, potential liabilities and other factors relating to the properties. Our assessments are necessarily inexact and their accuracy is inherently uncertain. Our review of a subject property in connection with our acquisition assessment will not reveal all existing or potential problems or permit us to become sufficiently familiar with the property to assess fully its deficiencies and capabilities. We may not inspect every well, and we may not be able to observe structural and environmental problems even when we do inspect a well. If problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of those problems. Any acquisition of property interests may not be economically successful, and unsuccessful acquisitions may have a material adverse effect on our financial condition and future results of operations.

Our business may suffer if we lose our Chief Executive Officer.

      Our success will be dependent on our ability to continue to employ and retain experienced skilled personnel. We depend to a large extent on the services of Thomas Kaetzer, our Chief Executive Officer and Chairman, the loss of whom could have a material adverse effect on our operations. Although we have


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

an employment agreement with Mr. Kaetzer which provides for notice before he may resign and contains non-competition and non-solicitation provisions, we do not, and likely will not, maintain key-man life insurance with respect to him or any of our employees.

Hedging activities we engage in may prevent us from benefiting from price increases and may expose us to other risks.

      Following our entry into a credit facility in April 2007, we executed an arrangement to use derivative instruments to hedge the impact of market fluctuations on crude oil and natural gas prices. To the extent that we engage in hedging activities, it may be prevented from realizing the benefits of price increases above the levels of the hedges. In addition, we will be subject to risks associated with differences in prices at different locations, particularly where transportation constraints restrict our ability to deliver oil and gas volumes to the delivery point to which the hedging transaction is indexed.

We have had a history of operating losses and we may have losses in the future.

      Since our inception in June 2004, we have had limited operations and nominal revenues. While we intend to increase our revenues through the New Albany properties and the Stephens County Transaction properties and other possible acquisitions, there can be no assurance that we will be successful.

      Our ability to generate net income will be strongly affected by, among other factors, our ability to successfully drill undeveloped reserves as well as the market price of crude oil and natural gas. If we are unsuccessful in drilling productive wells or the market price of crude oil and natural gas declines, we may report additional losses in the future. Consequently, future losses may adversely affect our business, prospects, financial condition, results of operations and cash flows.

      Our common stock is listed on the OTC Bulletin Board. Our common stock is not quoted on the NASDAQ National Market System or listed on a national securities exchange. The NASDAQ National Market System and national securities exchanges require companies to fulfill certain requirements in order for their shares to be listed and to continue to be listed. The securities of a company may be ineligible for listing or, if listed, may be considered for delisting if the company fails to meet certain financial thresholds, including if the company has sustained losses from continuing operations and/or net losses in recent fiscal years. There can be no assurance that we will not report additional losses in the future or that we will be able to list or have quoted our common stock on the NASDAQ National Market or a national securities exchange. An inability to list our common stock could adversely affect our ability to raise capital in the future by issuing common stock or securities convertible into or exercisable for our common stock.

      Continuing losses may mean that additional funding may not be available on acceptable terms, if at all. If adequate funds are unavailable from our operations or additional sources of financing, we might be forced to reduce or delay acquisitions or capital expenditures, sell assets, reduce operating expenses, refinance all or a portion of our debt, or delay or reduce important drilling or enhanced production initiatives.

      In addition, in that instance, we may seek to raise any necessary additional funds through equity or debt financings, convertible debt financing, joint ventures with corporate partners or other sources, which may be dilutive to our existing shareholders and may cause the price of our common stock to decline.


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

Our anticipated debt service obligations and cash requirements to fund our operations could harm our ability to operate our business.

      In April 2007 we entered into term and revolving line of credit facilities and borrowed approximately $30 million as part of the purchase price for the Stephens County Transaction completed on April 12, 2007. The line of credit is be available for borrowings to fund our working capital requirements and capital requirements, and is secured by substantially all of our oil and natural gas properties.

      Our degree of leverage may have important consequences to you, including the following:

            o we may have difficulty satisfying our obligations under our indebtedness and, if we fail to comply with these requirements, an event of default could result;
            o we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate activities;
            o covenants relating to future debt may limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities;
            o covenants relating to future debt may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
            o we may be more vulnerable to the impact of economic downturns and adverse developments in our business; and
            o we may be placed at a competitive disadvantage against any less leveraged competitors.

      The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations and future business prospects.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute on a timely basis our exploration and development plans within our budget.

      With the increase in the prices of oil and natural gas, we have encountered an increase in the cost of securing drilling rigs, equipment and supplies. Shortages or the high cost of drilling rigs, equipment, supplies and personnel are expected to continue in the near-term. In addition, larger producers may be more likely to secure access to such equipment by virtue of offering drilling companies more lucrative terms. If we are unable to acquire access to such resources, or can obtain access only at higher prices, not only would this potentially delay our ability to convert our reserves into cash flow, but it could also significantly increase the cost of producing those reserves, thereby negatively impacting anticipated net income.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

      We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the


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

operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

            o environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;
            o     abnormally pressured formations;
            o mechanical difficulties, such as stuck oil field drilling and service tools and casing collapses;
            o     fires and explosions;
            o     personal injuries and death; and
            o     natural disasters.

      Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to the Company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then that accident or other event could adversely affect our results of operations, financial condition and cash flows.

We may not have enough insurance to cover all of the risks that we face.

      In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We do not carry business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

      Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

            o     discharge permits for drilling operations;
            o     drilling bonds;
            o     reports concerning operations;
            o     the spacing of wells;
            o     unitization and pooling of properties; and
            o     taxation.

      Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our operations may cause us to incur substantial liabilities for failure to comply with environmental laws and regulations.

      Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

We anticipate having substantial capital requirements that, if not met, may hinder our operations.

      We expect that following completion of the asset acquisition transaction, we will experience substantial capital needs as a result of our planned development and acquisition programs. We expect that additional external financing will be required in the future to fund our growth. We may not be able to obtain additional financing, and financing under a new credit facility on acceptable terms may not be available in the future. Without adequate capital resources, we may be forced to limit our planned oil and natural gas acquisition and development activities and thereby adversely affect the recoverability and ultimate value of our oil and natural gas properties. This, in turn, would negatively affect our business, financial condition and results of operations.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

      We operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

If our access to markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases.

      Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business.

      Our productive properties may be located in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas have several adverse affects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

                       Risks Relating to Our Common Stock

You may experience dilution of your ownership interests due to the future issuance of additional shares of the Company's common stock


      The Company may in the future issue its previously authorized and unissued securities, which will result in the dilution of the ownership interests of its present stockholders. The Company is currently authorized to issue 140,000,000 shares of common stock and 10,000,000 shares of preferred stock with such designations, preferences and rights as determined by our Board of Directors. As of August 1, 2007, we have issued 33,054,150 shares of our common stock. In addition, we have outstanding options, warrants and convertible promissory notes to purchase up to an additional 19,019,090 shares of the Company's common stock. Issuance of additional shares of common stock may substantially dilute the ownership interests of the Company's existing stockholders. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock that in turn will require it to issue additional shares to raise funds through sales of its securities. The Company may also issue additional shares of its stock in connection with the hiring of personnel, future acquisitions, future private placements of its securities for capital raising purposes, or for other business purposes. This will further dilute the interests of the Company's existing holders.


The market price of our common stock may be affected by low volume float.

      While there has been a public market for our common stock on the OTC Bulletin Board, our common stock is very thinly traded. Substantial sales of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market, or the perception that these sales could occur, may have a depressive effect on the market price of our common stock. Such sales or the perception of such sales could also impair our ability to raise capital or make acquisitions through the issuance of our common stock.

We have no plans to, and are currently unable to, pay dividends on our common stock. You may not receive funds without selling your stock.

      We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our Board of Directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities. Our accumulated losses and stockholders' deficits prevent us from being able to declare and pay dividends. In addition, our proposed credit facility will prohibit us from paying dividends.

We may issue shares of preferred stock having greater rights than our common stock.

      Although we have no current plans, arrangements, understandings or agreements to issue any preferred stock, our certificate of incorporation authorizes our Board of Directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our shareholders. Any preferred stock that is issued may rank ahead of our common stock, with respect to dividends, liquidation rights and voting rights, among other things. Provisions under Nevada law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock. While we do not believe that we currently have any provisions in our organizational documents that could prevent or delay a change in control of our company (such as provisions calling for a staggered Board of Directors, or the issuance of stock with super-majority voting rights), the existence of some provisions under Nevada law could delay or prevent a change in control of our Company, which could adversely affect the price of our common stock. Nevada law imposes some restrictions on mergers and other business combinations between us and any holder of 10% or more of our outstanding common stock.

Conflicts of interests for certain members of the present management exist with regards to their obligations to the Company and their obligations to businesses in which they continue to own interests and manage.

      Mr. Alan Gaines is the Chairman of Dune Energy, Inc. ("Dune") and his employment with Dune is governed by an Amended and Restated Employment Agreement dated as of April 17, 2007 (the "Gaines Employment Agreement"). The Gaines Employment Agreement provides for a three year term and may be extended. Pursuant to the terms of the Gaines Employment Agreement, Mr. Gaines is required to devote substantially all of his business time and efforts to the business of Dune. Furthermore, the Gaines Employment Agreement provides that during its term and for one year thereafter, Mr. Gaines may not directly or indirectly engage in any business involved in the exploration, drilling, or production of natural gas or oil, within any area owned by the Welder family of Victoria County, Texas. There can be no guarantee that Mr. Gaines will be able to devote adequate time to the affairs of the Company given his fiduciary and contractual obligations to Dune.

      The officers and directors of the Company are subject to the certain duties imposed on them under the Nevada law, including a general requirement that certain opportunities within the scope of the Company's proposed business operations which come to their attention may be considered opportunities that should be made available to the Company and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer and director. If the Company or any of the other companies with which that officer or director is affiliated both desire to take advantage of an opportunity, then those officers and directors would abstain from negotiating and voting upon the business opportunity. Even in the event these procedures are followed, we cannot assure you that conflicts of interests among the Company, its officers and directors and Dune will not develop.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, competition and the effect of economic conditions include forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, referred to herein as the Exchange Act.

      Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures, distribution channels, profitability, new products, adequacy of funds from operations, these statements and other projections and statements contained herein expressing general optimism about future operating results and non-historical information, are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

      Investors are cautioned that our forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

      As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

      We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-KSB, Form 10-QSB and Form 8-K reports to the SEC. Also note that we provide a cautionary discussion of risk and uncertainties under the caption

      "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the selling stockholders' sale of the shares offered under this prospectus.

                         DETERMINATION OF OFFERING PRICE


      We are not selling any of the Common Stock that we are registering. The Common Stock will be sold by the selling security holders listed in this prospectus. The selling security holders may sell the Common Stock at the market price as of the date of sale or a price negotiated in a private sale. Our Common Stock is traded on the OTC Bulletin Board under the symbol "BOGA". On August 6, 2007 the reported closing price for our Common Stock on the OTC Bulletin Board was $0.51.


      We have agreed to pay certain expenses in connection with the registration of the securities offered by the selling security holders for resale pursuant to this prospectus.

                            SELLING SECURITY HOLDERS


      Based on information provided by the selling security holders, the table below sets forth certain information, as of August 1, 2007 unless otherwise noted, regarding the selling security holders. Certain of the selling security holders (identified by more than one footnote reference after their name) are listed more than once in the following table because they fall into multiple categories of selling security holders. However, their shares are counted only once in arriving at the total number of shares beneficially owned and being offered by the selling stockholders.

      Percentage ownership of common stock is based on 33,054,150 shares of our Common Stock outstanding as of August 1, 2007. For purposes of calculating the post-offering ownership of each selling security holder, the table also assumes the sale of all of the securities being offered by such selling security holder.


      Next to the name of each selling stockholder listed below that is not a natural person (or the name of which is not identified with a natural person), we have set forth in parentheses the name of the natural person who has the power to exercise voting and/or investment power over the shares owned by such selling stockholder. Except for C.K Cooper & Company and Gilford Securities, Inc., who served as placement agents in our private offerings, no selling stockholder is a registered broker-dealer.

      The second column from the left in the table below lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on his/her ownership of the shares of our Common Stock.

      The third column from the left lists the shares of Common Stock being offered pursuant to this prospectus by the selling stockholders.

      The fourth column from the left assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

      The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                                                                   Common stock beneficially
                                                                                                   owned after the offering
                                                       Number of                              ----------------------------------
                                                       shares of
                                                      common stock                                                   Percentage
                                                      beneficially                                                       of
                                                     owned prior to       Number of shares                           Outstanding
Name of selling security holders                     the offering (+)      being offered      Number of shares         shares
--------------------------------                     ----------------      -------------      ----------------       -----------
Certain Holders of April 2005 Stock Options (1):

R. Scott Barter (2005 Defined
   Contribution Plan)(1a)                                500,000              500,000                0                    0

Steven Barrenechea (1b)                                  250,000              250,000                0                    0

                                                                                                   Common stock beneficially
                                                                                                   owned after the offering
                                                       Number of                               ---------------------------------
                                                       shares of
                                                      common stock                                                   Percentage
                                                      beneficially                                                       of
                                                     owned prior to       Number of shares                          Outstanding
Name of selling security holders                     the offering (+)      being offered       Number of shares        shares
--------------------------------                     ----------------      -------------       ----------------      -----------
Wayne Brannan                                            630,000              250,000               380,000              1.2 %

Carey Birmingham (1c)                                    508,000              100,000               408,000              1.3 %

David Loev (1d)                                          125,000              100,000                25,000              *

                                                                                                   Common stock beneficially
                                                                                                   owned after the offering
                                                       Number of                               ---------------------------------
                                                       shares of
                                                      common stock                                                   Percentage
                                                      beneficially                                                       of
                                                     owned prior to       Number of shares                           Outstanding
Name of selling security holders                     the offering (+)      being offered       Number of shares        shares
--------------------------------                     ----------------      -------------       ----------------      -----------
Placement Agent in November 2005 Financing:

Gilford Securities, Inc.(A)(C)(2)                        475,000              475,000               0                    0

Holder of December 2005 Stock Option:

Richard M. Cohen (3)                                     475,000              175,000               300,000              *

Investors in February 2006 Financing (4):


Pemigewasset Partners L.P.                                91,742               91,742               0                    0

Pemigewasset Offshore Ltd.                                13,709               13,709               0                    0

Stephen Taylor                                            52,725               52,725               0                    0

Dr. Steven Rosenberg and Robin
   Rosenberg JT WROS                                      47,932               47,932               0                    0

Jack Jankovic                                             47,932               47,932               0                    0

James R. Stevens (B)(D)(E)                                47,932               47,932               0                    0

Ruth Winkle and William Winkle JT WROS                    47,932               47,932               0                    0

Neil Breslau                                              47,932               47,932               0

RFJM Partners LLC (Jeffrey Markowitz)                     95,864               95,864               0                    0

BRU Holding Co., LLC (Bruce Toll)                        143,795              143,795               0                    0

Kevin T. Tolbert                                          47,932               47,932               0                    0

Leonidas Group LLC                                        47,932               47,932               0                    0

Stephen Weingrow                                          47,932               47,932               0                    0

Larry Schmalz                                             47,932               47,932               0                    0

Scott M. Wallace                                          47,932               47,932               0                    0

Loretta Diamond                                           47,932               47,932               0                    0

                                                                                                   Common stock beneficially
                                                                                                   owned after the offering
                                                       Number of                              ----------------------------------
                                                       shares of
                                                      common stock                                                   Percentage
                                                      beneficially                                                       of
                                                     owned prior to       Number of shares                           Outstanding
Name of selling security holders                     the offering (+)      being offered      Number of shares         shares
--------------------------------                     ----------------      -------------      ----------------       -----------
Girdhar Korlipara                                         47,932               47,932               0                    0

Frommer Investment Partners LP
  (Sachin Shah) (B)(D)(E)                                 95,864               95,864               0                    0

Mark Abrams                                               52,725               52,725               0                    0

Michael Vandemaele                                        52,725               52,725               0                    0

Tiedemann Trust Company TTEE Trust B
  U/W Edward Burke Ross FBO
  Amory L. Ross I/M                                       47,932               47,932               0                    0

Bruce C. Conway                                           52,725               52,725               0                    0

Kurt Eichler                                              47,932               47,932               0                    0

Lawrence Antonucci                                        47,932               47,932               0                    0

Saleh Alamoudi                                            47,932               47,932               0                    0

Robert Holmes TTEE
  The Holmes Family Trust UA DTD
  4/24/87                                                 52,725               52,725               0                    0

Gus Blass II                                             210,900              210,900               0                    0

Richard M. Dearnley                                      210,900              210,900               0                    0

RCB Securities Profit Sharing Plan
  (Robert Bedford)                                        52,725               52,725               0                    0

Jay R. Kuhne                                              52,725               52,725               0                    0

Howard Malman                                             36,908               36,908               0                    0

Gerald Zeitz                                              52,725               52,725               0                    0

Goldstein Family Associates, LLP
  (Barry Goldstein)                                       26,363               26,363               0                    0

Ronald Shear                                              52,725               52,725               0                    0

Hwang Community Property Trust
  (Li-San Hwang Trustee)                                 242,540              242,540               0                    0

George H. Robinette III                                   68,543               68,543               0                    0

Phil Frey Living Trust of 3/20/96
  (Phil Frey Trustee)                                     71,706               71,706               0                    0

Henry Bedinger Mitchell III                               31,635               31,635               0                    0

                                                                                                   Common stock beneficially
                                                                                                   owned after the offering
                                                       Number of                              ----------------------------------
                                                       shares of
                                                      common stock                                                   Percentage
                                                      beneficially                                                       of
                                                     owned prior to       Number of shares                           Outstanding
Name of selling security holders                     the offering (+)      being offered      Number of shares         shares
--------------------------------                     ----------------      -------------      ----------------       -----------
Janis Salin                                               52,725               52,725               0                    0

Gary Brennglass                                           52,725               52,725               0                    0

Cordillera Fund, L.P. (Stephen Carter)                   418,637              418,637               0                    0

Enable Growth Partners LP
   (Mitch Levine) (B)(D)(E)                              305,605              305,605               0                    0

Enable Opportunity Partners LP
  (Mitch Levine) (B)(D)(E)                                50,236               50,236               0                    0

Pierce Diversified Strategy Master Fund
  LLC (Mitch Levine) (B)(D)(E)                            62,796               62,796               0                    0

Kaia Offshore Partners, LP
  (Jack Alfandary)                                       104,715              104,715               0                    0

Kaia Partners I LP (Jack Alfandary)                       44,008               44,008               0                    0

Vladimir Vagin                                           527,251              527,251               0                    0

Fribourg Enterprises, Inc.                               527,251              527,251               0                    0

Israel Braunstein                                        105,450              105,450               0                    0

Moses & Yetta Braunstein Trust
   (Israel Braunstein)                                   105,450              105,450               0                    0

Rachel B. Blass                                          105,450              105,450               0                    0

Nicola Dimonda                                            52,725               52,725               0                    0

Jodi Kirsch                                               47,932               47,932               0                    0

Fountainhead Investments, Inc.
  (Peter Zachariou)                                       47,932               47,932               0                    0

David Cantor                                              23,937               23,937               0                    0

Philip Clark                                              26,363               26,363               0                    0

CMS Capital                                               94,905               94,905               0                    0

Howard Weiss                                              63,270               63,270               0                    0

Superius Securities Group Inc.
  Profit Sharing Plan (James
  Hudgins)                                               958,637              958,637               0                    0

Stanford S. Warshawsky                                   101,232              101,232               0                    0

Ronald Koenig                                             52,725               52,725               0                    0

                                                                                                   Common stock beneficially
                                                                                                   owned after the offering
                                                       Number of                              ----------------------------------
                                                       shares of
                                                      common stock                                                   Percentage
                                                      beneficially                                                       of
                                                     owned prior to       Number of shares                           Outstanding
Name of selling security holders                     the offering (+)      being offered      Number of shares         shares
--------------------------------                     ----------------      -------------      ----------------       -----------
Peter D. Burack                                           21,090               21,090               0                    0

Larry Lomrantz & Merle Robin Lomrantz,
  Joint Tenants                                           10,545               10,545               0                    0

Diamondback Master Fund, Ltd.
  (Chad Loweth)                                          771,884              771,884               0                    0

Daniel A. Burack                                          42,180               42,180               0                    0

Bayberrie Partners (Elliott Jaffe)                       101,232              101,232               0                    0

Avedis Movsesian                                          21,090               21,090               0                    0

Arthur & Marylin B. Levitt                                95,865               95,865               0                    0

Amiel David                                               68,543               68,543               0                    0

Gerald Parselle Wilton                                    37,962               37,962               0                    0

Milton Dressner                                           95,865               95,865               0                    0

Gavin Scotti                                              95,865               95,865               0                    0

Chris Engel                                              101,232              101,232               0                    0

Louisa Ramsay                                             42,180               42,180               0                    0

Henry D'Abo                                               95,855               95,855               0                    0

Blair Harrison                                            52,725               52,725               0                    0

Stiletto Capital Partners, LP
  (Jonathan Sorensen) (B)(D)(E)                          105,450              105,450               0                    0

MLC Management Company                                   210,900              210,900               0                    0

Tembo Associates LLC, Series C
  (Jeffrey Tweedy)                                       143,412              143,412               0                    0


Holders of Warrants Issued in February 2006
Financing (5):

C.K. Cooper & Company (Otilia
   Chen)(A)(C)(5a)                                       122,728              122,728               0                    0

Gilford Securities, Inc. (Robert Malley)
  1A)(C)(5b)                                              81,818               81,818               0                    0

The Altitude Group LLC
  (Michael Kreizman)(5c)                                  45,454               45,454               0                    0

Matthew Toboroff (5d)                                      4,545                4,545               0                    0

                                                                                                   Common stock beneficially
                                                                                                   owned after the offering
                                                       Number of                              ----------------------------------
                                                       shares of
                                                      common stock                                                   Percentage
                                                      beneficially                                                       of
                                                     owned prior to       Number of shares                           Outstanding
Name of selling security holders                     the offering (+)      being offered      Number of shares         shares
--------------------------------                     ----------------      -------------      ----------------       -----------
Jacqueline Toboroff (5d)                                 4,545                4,545                 0                     0
                                                      ----------           ----------           ---------

Totals:                                               11,599,828           10,486,828           1,113,000

----------
(*)   Less than one percent.

(+) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from August 1, 2007. Each beneficial owner's percentage is determined by assuming that options and warrants that are held by such person (but not any other person), and which are exercisable within 60 days from August 1, 2007, have been exercised.


(A) Is a registered broker dealer.

(B) Is an affiliate of a registered broker dealer.

(C) Is deemed to be an underwriter.

(D) Is not deemed to be an underwriter.

(E) Acquired its shares of common stock in the ordinary course of business and, at the time of the acquisition, did not have any arrangements or understandings with any person to distribute the securities.

(1) The individuals listed under this heading (except R. Scott Barter) are among those who received stock options from us on April 29, 2005, exercisable for an aggregate of 12,950,000 shares of our Common Stock at the exercise price of $.05 per share (the "April Options"), which April Options will expire on April 28, 2010.

(1a) Represents option granted on April 1, 2005, exercisable for 500,000 shares of our Common Stock at the exercise price of $0.30 per share, which option expires on April 1, 2010 and provides for "cashless exercise."

(1b) Includes April Options exercisable for 250,000 shares of our Common Stock. Mr. Barrenechea was previously one of our Board members.

(1c) Includes April Options exercisable for 100,000 shares of our Common Stock. Also includes option granted on October 20, 2006, exercisable for up to 75,000 shares of our Common Stock at an exercise price of $0.50 per share, which option expires on October 20, 2011. Mr. Birmingham previously served as our President.

(1d) Includes April Options exercisable for 100,000 shares of our Common Stock. Also includes option granted on October 20, 2006, exercisable for up to 25,000 shares of our Common Stock, at an exercise price of $0.50 per share, which option expires on October 20, 2011.


[NOTE OMITTED]

[NOTE OMITTED]

(2) As the placement agent in our November 2005 Financing, Gilford Securities, Inc. received from us warrants immediately exercisable into an aggregate of 475,000 shares of our Common Stock at the exercise price of $0.50 per share. Such warrants expire in November 2010 and have "cashless" exercise provisions. 475,000 of the shares listed as beneficially owned by Gilford Securities represent the shares issuable upon exercise of such warrants.

(3) Mr. Cohen is our Chief Financial Officer and was granted a stock option on December 27, 2005, exercisable for up to 175,000 shares of our Common Stock, at an exercise price of $0.94 per share. The option expires on December 27, 2010. Also granted a stock option on January 4, 2007, exercisable for up to 100,000 shares of our Common Stock, at an exercise price of $0.56 per share, which option expires on January 4, 2012.

(4) The investors from our February 2006 Financing (defined herein) are listed below under this heading. We raised an aggregate gross amount of $9,000,000 by issuing to investors 8,181,818 shares of our Common Stock at the price of $1.10 per share (the "February 2006 Financing"). We are registering for each of the investors in our February 2006 Financing the number of shares of Common Stock which they acquired from us in such financing (which number is listed in the second column to the right of each investor's name), plus certain additional shares issuable pro rata to each such investor, pursuant to a Registration Rights Agreement between us and such investor, as a result of our not filing a registration statement under the Securities Act with respect to such investor's shares by April 2, 2006 and not attaining effectiveness of such registration statement by June 2, 2006. Such amounts are to be pro-rated for partial months. We elected to pay our penalty in shares of additional Common Stock and, in the registration statement originally filed with the SEC on June 13, 2006, we listed additional shares, in the estimated aggregate amount of 673,920, separately under the heading "Shares Issuable as Penalty". Such share amount was calculated by taking the sum of (i) 1% of such investors' investment ($90,000) divided by $2.94 (the closing price of the Common Stock on April 2, 2006), plus (ii) $90,000 divided by $3.10 (the closing price of the Common Stock on May 2, 2006), plus (iii) $90,000 divided by $2.43 (the closing price of the Common Stock on June 1, 2006), plus (iv) $90,000 divided by $1.19 (the closing price of the Common Stock on July 3, 2006, plus (v) $90,000 divided by $1.01 (the closing price of the Common Stock on August 2, 2006, plus (vi) $90,000 divided by $0.80 (the closing price of the Common Stock on September 1, 2006, plus (vii) an additional estimated 300,000 shares to cover additional delay beyond October 2, 2006. The original registration statement was declared effective by the SEC on October 20, 2006, reducing to 445,920 the total number of shares actually issued as a penalty in the February 2006 Financing, based upon the sum of (A) that number of shares for the six preceding months, as calculated above PLUS (B) $90,000 divided by $0.75 (the closing price of the Common Stock on October 2, 2006) pro rated through October 20, 2006. This penalty amount is allocated among the investors in the Post-effective Amendment No. 2 to our registration statement.

(5) C.K. Cooper & Company and Gilford Securities, Inc. were the placement agents in our February 2006 Financing and, in connection therewith, received warrants to purchase 122,728 and 81,818 shares, respectively, of our Common Stock. In addition, for their assistance in the February 2006 Financing, we issued warrants to purchase 45,454 shares of our Common Stock to the Altitude Group LLC and warrants to purchase 4,545 shares to each of Matthew Toboroff and Jacqueline Toboroff. Such warrants are immediately exercisable at the price of $1.32 per share, expire in February 2009, and have "cashless exercise" provisions.

(5a) The shares of Common Stock listed as beneficially owned by C.K. Cooper & Company are the shares issuable upon its exercise of such warrants issued to C.K. Cooper in connection with the February 2006 Financing.

(5b) Of the shares of Common Stock listed as beneficially owned by Gilford Securities, Inc., 81,818 of the shares are the shares issuable upon exercise of such warrants issued to Gilford Securities in connection with the February 2006 Financing.

(5c) The shares of Common Stock listed as beneficially owned by The Altitude Group LLC are the shares issuable upon its exercise of the warrants which we issued to it in connection with the February 2006 Financing.

(5d) The shares of Common Stock listed as beneficially owned by each of Matthew Toboroff and Jacqueline Toboroff are the shares issuable upon each of his/her exercise of the warrants which we issued to him or her in connection with the February 2006 Financing.

                              PLAN OF DISTRIBUTION

      All fees, costs, expenses and fees in connection with the registration of the Common Stock offered by this prospectus will be borne by us. Brokerage commissions, if any, attributable to the sale of the Common Stock will be borne by the selling security holders.

      The selling security holders may sell the Common Stock directly or through brokers, dealers or underwriters who may act solely as agents or may acquire Common Stock as principals. The selling stockholders may distribute the Common Stock in one or more of the following methods:

            o ordinary brokers transactions, which may include long or short sales;

            o transactions involving cross or block trades or otherwise on the open market;

            o purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;

            o "at the market" to or through market makers or into an existing market for the Common Stock;

            o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

            o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

            o any combination of the above, or by any other legally available means.

      Selling security holders will not be restricted as to the price or prices at which the selling security holders may sell their Common Stock. Sales of Common Stock by the selling security holders may depress the market price of our Common Stock since the number of shares which may be sold by the selling security holders is very large compared to the historical average weekly trading volume of our Common Stock, which has been quite low. Accordingly, if the selling security holders were to sell, or attempt to sell, all of such securities at once or during a short time period, we believe such a transaction would dramatically adversely affect the market price of our Common Stock.

      From time to time a selling security holder may pledge its Common Stock under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by the selling security holder, the broker or such third party may offer and sell any pledged securities from time to time.

      In effecting sales, brokers and dealers engaged by a selling security holder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling security holder or, if the broker-dealer acts as agent for the purchaser of such Common Stock, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of shares of Common Stock at a stipulated price, and to the extent the broker-dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire securities as principal may then resell those securities from time to time in transactions: in the over-the counter market or otherwise; at prices and on terms prevailing at the time of sale; at prices related to the then-current market price; or in negotiated transactions.

      These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of the Common Stock commissions as described above. The selling security holders may also sell the Common Stock in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

      The selling security holders and any broker-dealers or agents that participate with the selling security holders in sales of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

      NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

            o it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

            o the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;

            o whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

            o in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

      The selling security holders are subject to applicable provisions of the Securities Exchange Act of 1934 (the "Exchange Act") and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the securities by the selling security holders.

      We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling shareholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

      In order to comply with certain states' securities laws, if applicable, the Common Stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the securities may not be sold unless they have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

      We have agreed to indemnify each selling stockholder whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

                                LEGAL PROCEEDINGS

      The Company is not currently involved in any litigation.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


      The following table sets forth information as of August 1, 2007 with respect to the current directors and executive officers of the Company:


      Name                       Age       Position with the Company
      -------------------     ---------    -------------------------------------

      Thomas Kaetzer             47        Chairman, Chief Executive Officer (1)

      Alan Gaines                51        Vice Chairman and Director

      Richard Cohen              56        Chief Financial Officer

      Richard d'Abo              50        Director

----------
      (1) Effective March 21, 2007, Barrie Damson resigned as Chairman and Chief Executive Officer, as a result of which Mr. Kaetzer was promoted from President/COO to Chairman/CEO.

      The business experience of each director and named executive officer of the Company is set forth below:

      Mr. Thomas Kaetzer. Mr. Kaetzer was promoted to our chairman and chief executive officer on March 21, 2007. He previously was our president and chief operating officer, titles he held since December 2006. He brings 25 years of experience in the oil and gas industry. Mr. Kaetzer began his career with Texaco Inc., where, from 1981 to 1995, he held various positions of increasing responsibility. Such positions provided him with a solid foundation in the evaluation, exploitation and management of oil and gas assets. He has both onshore and offshore experience in operations and production management, asset acquisition, asset rationalization, development, drilling and workovers in the continental U.S., Gulf of Mexico, North Sea, Colombia, Saudi Arabia, China and West Africa. In 1995, Mr. Kaetzer left Texaco and formed Southwest Texas Oil & Gas Co., which subsequently merged into GulfWest Energy Inc. in 1998. Mr. Kaetzer served as President/Chief Operating Officer of GulfWest from 1999 to 2004, and as Vice President of Operations for its successor, Crimson Exploration Inc., from 2005 to July 2006. Since August 2006, Mr. Kaetzer has worked as a consultant to several companies in the oil and gas industry. Mr. Kaetzer earned his B.S. from the University of Illinois in 1981 and his M.S. in petroleum engineering from Tulane University in 1988.

      Mr. Alan Gaines. Mr. Gaines has served as vice chairman and a director of the Company since April 2005. He is currently the Chairman and CEO of Dune Energy, Inc., an independent E&P company engaged in the development, exploration and acquisition of oil and gas properties, with operations presently concentrated onshore at the Louisiana/Texas Gulf Coast as well as the Fort Worth Basin Barnett Shale. Mr. Gaines has 25 years of experience as an energy investment and merchant banker. In 1983, he co-founded Gaines, Berland Inc., an investment bank and brokerage firm, specializing in global energy markets, with particular emphasis given to small to medium capitalization companies involved in exploration and production, pipelines, refining and marketing, and oilfield services. Mr. Gaines holds a BBA in Finance from Baruch College, and an MBA in Finance (with distinction) from Zarb School, Hofstra University School of Graduate Management.

      Mr. Richard Cohen. Mr. Cohen has served as Chief Financial Officer of the Company since December 2005. Since 2003, Mr. Cohen has served as a director of Dune Energy, Inc., for which he served as Chief Financial Officer from November 2003 to April 2005. Since 1996, he has been the President of Richard M. Cohen Consultants, a financial services consulting company that accepts engagements from public and private companies to assist with their corporate governance and corporate finance needs. During 1999, Mr. Cohen served as the President of National Auto Credit, a publicly traded sub-prime auto finance company. From 1992 to 1995, Mr. Cohen was the President of General Media, then a $150 million international diversified publishing and communications company. Mr. Cohen is a Certified Public Accountant (New York State). He received a BS from The University of Pennsylvania (Wharton) and an MBA from Stanford University.

      Mr. Richard d'Abo. Mr. d'Abo has served as a Director of the Company since January 17, 2006. He is presently a transaction partner at The Yucaipa Companies, a private equity firm focused on consolidating companies within the supermarket industry. From 1995 through 2003, Mr. d'Abo was a private investor, and served as a consultant to numerous companies both public and private regarding acquisitions and related financings. From 1988 to 1994, Mr. d'Abo was a partner at The Yucaipa Companies and was instrumental in the creation of financing structures for a number of acquisitions.

      Audit Committee.

      We do not have an audit committee or another committee performing similar functions.

      Certain Matters Involving Promoters

      Immediately prior to our merger with Coastal in April 2005, 47.3% of the Company's then outstanding shares of Common Stock were held by Mr. David Loev. Mr. Loev is an attorney residing in the State of Texas who performed legal services for the Company prior to its merger with Coastal. At no time was Mr. Loev an officer or a director of the Company.

      In November 2005, the SEC filed a civil lawsuit in the Houston federal district court against certain parties unrelated to the Company and sued Mr. Loev for allegedly violating certain registration provisions of the federal securities laws (SEC Litigation Release No. 19476; November 29, 2005). Mr. Loev settled the lawsuit with the SEC by consenting to the entry of an order permanently enjoining him from violating the securities registration provisions, ordering him to disgorge $25,785.50, plus interest, and imposing a $25,000 civil penalty. The order also prohibits Mr. Loev from issuing any legal opinions that the securities of any issuer are exempt from the securities registration provisions of the federal securities laws pursuant to Rule 504 of Regulation D and from accepting securities of any issuer whose securities are quoted on the Pink Sheets in consideration for legal or consulting services rendered.

      As previously stated, since April of 2005, Mr. Loev has had no dealings with the Company.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      As of August 1, 2007, we had 33,054,150 shares of Common Stock outstanding. The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of that date by (i) each person who, to our knowledge, beneficially owns more than 5% of our Common Stock; (ii) each of our current directors and executive officers; and (iii) all of our current directors and executive officers as a group:

           Name and Address                      Amount and Nature of                   Percent of
        of Beneficial Owner (1)                Beneficial Ownership (2)            Outstanding Shares (2)
---------------------------------------        ------------------------            ----------------------
Thomas Kaetzer                                         666,665  (3)                        2.0 %
(Chairman and  Chief Executive Officer)

Alan Gaines                                          7,624,250  (4)                       21.9 %
(Vice Chairman and  Director)

Richard Cohen                                          475,000  (5)                        1.4 %
(Chief Financial Officer)

Richard d'Abo                                        1,186,000  (6)                        3.6 %
(Director)

Barrie Damson                                        7,624,250  (7)                       21.9 %
     37 Franklin Street
     Westport, CT 06880

Superius Securities Group Inc.  Profit               1,673,637  (8)                        5.0 %
Sharing Plan
     94 Grand Avenue
     Englewood, NJ 07631

Lakewood Group LLC                                   3,000,000  (9)                        8.3 %
     242 4th Street
     Lakewood, NJ 08701

All Officers & Directors as a Group (4               9,951,915  (3)(4)(5)(6)              27.7 %
persons)

----------
      (1) Unless otherwise indicated, the address of each beneficial owner reported above is 11811 N. Freeway (I-45), Suite 200, Houston, Texas 77060.

      (2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from August 1, 2007. Each beneficial owner's percentage is determined by assuming that options and warrants that are held by such person (but not any other person), and which are exercisable within 60 days from August 1, 2007, have been exercised.


      (3) Refers to options to purchase (i) up to 1,000,000 shares of Common Stock at an exercise price of $0.50 per share, of which 333,333 underlying shares are currently vested, (ii) up to 500,000 shares of Common Stock at an exercise price of $0.60 per share, of which 166,666 shares are currently vested, and (iii) up to 500,000 shares of Common Stock at an exercise price of $1.00 per share, of which 166,666 shares are currently vested. Each option is subject to a vesting schedule, as follows: (i) up to 1/3rd of the underlying Common Stock exercisable at any time from and after December 20, 2006, (ii) up to an additional 1/3rd of the underlying Common Stock exercisable at any time from and after December 20, 2007, and (iii) up to the remaining 1/3rd of the underlying Common Stock exercisable at any time from and after December 20, 2008; provided, that Mr. Kaetzer's employment has not been terminated by us for cause or by Mr. Kaetzer without good reason.

      (4) Includes options currently exercisable to purchase up to 1,730,000 shares of Common Stock at an exercise price of $0.05 per share.

      (5) Includes 175,000 shares of Common Stock underlying a stock option exercisable at $0.94 per share, and 100,000 shares of Common Stock underlying a stock option exercisable at $0.56 per share.

      (6) Includes 250,000 shares underlying a stock option exercisable at $.05 per share.

      (7) Includes options currently exercisable to purchase up to 1,730,000 shares of Common Stock at an exercise price of $0.05 per share.

      (8) Includes 500,000 shares of Common Stock underlying a convertible note in the aggregate principal amount of $250,000 from our November 2005 financing.

      (9) Represents 3,000,000 shares of Common Stock underlying warrants exercisable at $0.50 per share granted in connection with our March 2007 Bridge Financing.

                            DESCRIPTION OF SECURITIES


      The authorized capital stock of the Company consists of 140,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of August 1, 2007, there are a total of 33,054,150 shares of Common Stock issued and outstanding and no shares of preferred stock that are issued and outstanding.

      In addition to the foregoing, as of August 1, 2007 there are (i) 7,545,000 shares of Common Stock issuable pursuant to outstanding stock options, (ii) 4,450,000 shares of Common Stock that are issuable upon conversion of $2,375,000 principal amount of convertible promissory notes and (iii) 7,274,090 shares of Common Stock issuable pursuant to outstanding warrants.


      Common Stock

      Holders of outstanding shares of Common Stock are entitled to one vote for each share of stock in his or her name on the records of the Company on all matters submitted to a vote of stockholders, including the election of directors. The holders of Common Stock do not have cumulative voting rights. Dividends may be paid to holders of Common Stock when, as and if declared by the board of directors out of funds legally available therefore. Holders of Common Stock have no conversion, redemption or preemptive rights. All shares of commons stock, when validly issued and fully paid, will be non-assessable. In the event of any liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company remaining after provision for payment of creditors and after the liquidation preference, if any, of any preferred stock outstanding at the time.

      Preferred Stock

      We are authorized to issue up to a total of 10,000,000 shares of "blank check" preferred stock, $0.001 par value. No shares of preferred stock are currently issued or outstanding. In accordance with the Company's Articles of Incorporation, the board of directors may, by resolution, issue preferred stock in one or more series at such time or times and for such consideration as the board of directors may determine. The board of directors is expressly authorized to provide for such designations, preferences, voting power (or no voting power), relative, participating, optional or other special rights and privileges, and such qualifications, limitations or restrictions thereof, as it determines in the resolutions providing for the issue of such class or series of preferred stock prior to the issuance of any shares thereof. The Company may issue preferred stock to effect a business combination, to raise capital or for other reasons. In addition, preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.

      Restrictions on Ownership - Nevada law

      The Nevada statutory law applicable to private corporations such as the Company contains provisions that impose certain restrictions on the ability of stockholders owning a specific percentage or more of shares of a Nevada corporation's voting stock to engage in a combination transaction with that corporation, and on the ability to certain persons or entities to acquire a controlling interest in a Nevada corporation. Because the Company's Articles of Incorporation and Bylaws do not prohibit the application of these provisions, these laws may have the effect of inhibiting the acquisition of shares of Common Stock or any combination transaction with the Company.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      Included in this registration statement are the reports of Malone & Bailey, PC, independent registered public accountants, located in Houston, Texas, with respect to its audits of (i) our balance sheet as of December 31, 2006, and the related statements of expenses, cash flows and changes in stockholders' equity (deficit) for the two year period then ended and for the period from June 29, 2004 (Inception) through December 31, 2006 and (ii) the Statements of Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties purchased by us from Statex Petroleum I, L.P. and Charles W. Gleason, L.P. for the years ended December 31, 2006 and 2005, respectively. We have relied upon such report, given upon the authority of such firm as an expert in accounting and auditing.

      Our counsel, Eaton & Van Winkle LLP, located in New York, New York, passed upon the validity of the issuance of the shares of Common Stock that are being offered pursuant this prospectus.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                                 SECURITIES ACT

      Our Articles of Incorporation and by-laws provide that we will indemnify to the fullest extent permitted by the Nevada General Corporation Law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer, employee or agent of our Company or serves or served at our request as a director, officer or employee of another corporation or entity.

      We may enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our articles of incorporation and by-laws. These agreements, among other things, would indemnify our directors and officers for certain expenses (including advancing expenses for attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or officer of our Company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

      We maintain a Directors, Officers and Company Liability Policy.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                   CERTAIN RELATIONSHIPS AND TRANSACTIONS AND
                              CORPORATE GOVERNANCE

      Relationships and Related Transactions.

      As previously disclosed on our Current Report on Form 8-K filed with the Commission on January 29, 2007, on January 26, 2007 then Chairman and Chief Executive Officer Barrie Damson and Vice Chairman and director Alan Gaines each made a loan of $50,000 to us to be used for our short-term working capital needs and evidenced by promissory notes. The notes bear interest at an annual rate of six percent (6%) and matures, as extended by amendment dated April 10, 2007, on the earlier to occur of (i) the date on which we close an equity offering in which we obtain gross proceeds in excess of three million dollars ($3,000,000) or (ii) October 13, 2010.

      During our fiscal year 2006, we granted stock options to certain of our affiliates as described elsewhere in this prospectus under "Executive Compensation - Option Grants in Last Fiscal Year".

      Director Independence.

      The OTC Bulletin Board, on which our common stock is currently traded, does not maintain director independence standards. However, our board of directors has determined that Richard d'Abo and Alan Gaines are "independent" within the meaning of the director independence standards of The Nasdaq Stock Market, on which market our Common Stock is traded. In particular, our board of directors has determined that neither Mr. d'Abo nor Mr. Gaines has a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) that would interfere with the exercise of independent judgment.

                             DESCRIPTION OF BUSINESS

      General.

      We were incorporated as a Nevada corporation in February 2004 under the name of College Oak Investments, Inc., and changed our name to Baseline Oil & Gas Corp. on January 17, 2006.

      We are the surviving corporation of a merger transaction with Coastal Energy Services, Inc. ("Coastal") that was effective on April 6, 2005. Under the Plan and Agreement of Merger, Coastal was merged with and into our company in exchange for 17,206,000 shares of our Common Stock issued to the former Coastal stockholders. In addition, all stock options and other rights to purchase shares of common stock of Coastal were converted into options or rights to purchase an equal number of shares of our Common Stock. As of the effective date of the merger, options to acquire up to 500,000 shares of Coastal common stock were converted into options to acquire 500,000 shares of our Common Stock.

      Under the merger agreement, we assumed all of the obligations and liabilities of Coastal, including Coastal's obligations to repay outstanding indebtedness under its $350,000 original principal amount of 10% convertible promissory notes. These notes were convertible into shares of our Common Stock at a rate of $0.25 per share and matured on April 6, 2006. Each holder of these notes was entitled to receive an additional number of shares equal to 20% of the face amount of holder's note. Effective April 6, 2006, the holders of such notes converted such notes into an aggregate of 1,820,000 shares of our Common Stock. In addition, on the effective date of the merger, Coastal delivered the sum of $125,000 to the Company to discharge amounts owed by us for prior legal services rendered to us and for expenses incurred by us in connection with the merger transaction.

      As a result of the merger, Coastal Energy Services, Inc. was treated as the "acquiring" company and the historical financial statements of our company were restated to be those of Coastal for financial accounting and reporting purposes.

      Coastal was formed to engage in the energy business, and following the merger, we began pursuing opportunities in the energy industry and particularly, in the oil and gas industries. Our efforts most recently culminated in the following two transactions causing us, when taken together, to cease being a shell company:

            o our redemption on March 16, 2007 of our prior membership interest in a joint venture for a direct working interest in approximately 171,000 acres in the Illinois Basin located in southern Indiana known to contain New Albany Shale, as more particularly described below under the heading "-Southern Indiana Oil, Gas and Mineral Rights in New Albany Shale" and elsewhere in our Current Report on Form 8-K previously filed with the SEC on March 19, 2007; and

            o our purchase on April 12, 2007 of the Statex Assets, including those wells and properties located on approximately 4600 acres in north Texas (the "Stephens County Acquisition"), as more particularly described below under the heading "- Northern Texas Oil, Gas and Mineral Rights - Stephens County Acquisition" and elsewhere in our Current Report on Form 8-K previously filed with the SEC on April 18, 2007.

      Prior to the Stephens County Acquisition, and for our fiscal year ended December 31, 2006, we were still a "shell company" and as such, had only conducted nominal operations and had only nominal assets.

      As discussed below, our business activities will focus on the continued development of our Indiana (long life, natural gas reserves) and Texas (long life, oil and gas reserves) asset base regions. We expect significant `organic growth potential' based upon the drilling and workover opportunities in these two regions.

      Southern Indiana Oil, Gas and Mineral Rights - New Albany Shale.

      From November 25, 2005 until March 16, 2007, we held a 50% economic and voting membership interest in New Albany-Indiana, LLC, a Delaware limited liability company ("New Albany"), a joint venture with Rex Energy Operating Corp. ("Rex Energy"), a privately held Delaware corporation, and since January 20, 2006, certain of Rex Energy's affiliates and assigns, formed for the purpose of acquiring working interests in leasehold interests in leasehold acreage in the Illinois Basin located in Southern Indiana known to contain New Albany Shale formations. Rex Energy Wabash, LLC, an affiliate of Rex Energy is the managing member of New Albany and responsible for its day-to-day operations.

      On March 16, 2007, pursuant to that certain Membership Interest Redemption Agreement of even date between us and New Albany, we redeemed our membership interest in New Albany for a direct assignment to us of an undivided 40.423% working interest in and to all oil and gas properties, rights, and assets of New Albany (collectively, the "New Albany Assets"). The reduction in our interest from 50% to a 40.423% reflected an adjustment of our membership interest in New Albany at the time of the redemption, as a result of outstanding capital calls owned by us but assumed by the affiliates and/or assigns of Rex Energy, the other joint venture partner.

      The New Albany Assets represented the following working interests acquired by New Albany during our 2006 fiscal year:

            o By that Purchase and Sale Agreement dated November 15, 2005 between New Albany and Aurora Energy Ltd., a Nevada corporation ("Aurora"), New Albany purchased on February 1, 2006 an undivided 48.75% working interest (40.7% net revenue interest) in (i) certain oil, gas and mineral leases covering approximately 80,000 acres in several counties in Indiana and (ii) all of Aurora's rights under a certain Farmout and Participation Agreement with a third party. The total purchase price to New Albany for the acquisition of the working interests, together with the grant of an option to acquire a 50% working interest in any and all acreage leased or acquired by Aurora or its affiliates within certain other counties located in Indiana (estimated to be 68,000 acres), at a fixed price of $25 per net acre, was $10,500,000. Of the total purchase price, we paid an aggregate of $5,250,000. Subsequent to February 1, 2006, New Albany acquired leases covering an additional 42,000 acres. We obtained funding to pay our share of New Albany's purchase price for this acquisition through private placements of (i) our convertible notes and stock in November 2005 and
(ii) shares of our common stock in February 2006, as discussed in this Item 5.06 below under the headings "Part I - Item 6 "Management's Discussion and Analysis or Plan of Operations" and "Part II - Item 4 "Recent Sales of Unregistered Securities".

            o On March 6, 2006, New Albany purchased from Source Rock Resources, Inc. ("Source Rock") a 45% working interest in certain oil, gas and mineral leases covering approximately 21,000 acres in Knox and Sullivan Counties in Indiana, which we believe contain New Albany Shale formation stratum. The purchase price paid by New Albany was $735,000, of which we paid half. Subsequently, New Albany acquired a working interest in approximately 20,000 additional acres in this region. Rex Energy operates the wells drilled on this acreage.

            o In June 2006, New Albany entered into a Joint Operating Agreement with El Paso Exploration & Development Corp., Pogo Producing Company and Aurora Energy Ltd., pursuant to which New Albany contributed certain of its acreage in exchange for a 17% working interest in a new area of mutual interest covering 8,700 acres, targeting the New Albany Shale formation in Greene County, Indiana. Under this joint operating agreement, El Paso serves as operator.

      After redeeming our membership interest in New Albany on March 16, 2007, we now own the following assets:

            o 19.7% working interest in the Aurora/Wabash Area of Mutual Interest (AMI), consisting of approximately 122,000 gross acres (approximately 24,400 acres net to us), seven New Albany natural gas pilot wells (four horizontal and three vertical wells), one natural gas compression/treating facility, two salt water disposal wells, three Devonian Reef gas wells (5% working interest to us) and three horizontal wells currently scheduled to be drilled in 2007;

            o 18.2% working interest in the Rex Knox County AMI, consisting of approximately 41,000 total acres (approximately 7,380 acres net to us) acquired from Source Rock, and five horizontal wells currently scheduled to be drilled in 2007; and

            o 6.9% working interest in the El Paso AMI, consisting of approximately 8,000 acres (560 acres net to us) and one or two horizontal wells currently scheduled to be drilled in 2007.

      The name "New Albany Shale" refers to brownish-black shale exposed along the Ohio River at New Albany in Floyd County, Indiana, and is present in the subsurface throughout much of the Illinois Basin. The Illinois Basin covers approximately 60,000 square miles in parts of Illinois, southwestern Indiana and western Kentucky. The New Albany Shale has produced natural gas since 1858, mostly from wells located in southwestern Indiana and western Kentucky (at least 40 fields in Kentucky and 19 in Indiana). As is the case with other organic shale reservoirs, the gas is stored both as free gas in fractures and as absorbed gas on kerogen and clay surfaces within the shale matrix. Wells typically begin producing high volumes of water and low volumes of gas when first beginning to produce in a new area. As more and more wells are drilled in an area, the formation becomes dewatered and the gas continues to desorb from the shale. An initially high level of water is a positive indicator of natural fracturing in the New Albany Shale.

      Prior to 1994, according to industry sources, over 600 New Albany Shale wells had produced commercially in the Illinois Basin. Horizontal drilling may be able to exploit the anisotropic nature of the New Albany Shale natural fracture systems. Vertical fractures are dominant in the New Albany Shale and the fracture system contains water. Historically, the potential for wells in this area was limited by the efficiency of water disposal methods. Improved technology for pumping and disposal of water may allow for better rates of gas production.

      Prior to redeeming our membership interest, we had explored acquiring the 50% membership interest in New Albany not owned by us, together with all rights of New Albany in the Aurora Agreement and certain assets directly from Rex Energy and its affiliates, including working and royalty interests in oil and gas leases as operator and non-operator, located in Illinois, Indiana, Pennsylvania, West Virginia, Texas, New Mexico, Virginia and New York, that contain approximately 2,028 gross producing oil and natural gas wells. As previously disclosed in our Current Reports on Forms 8-K filed with the Commission on January 17, 2006, we entered into a purchase agreement dated January 16, 2006 (the "Rex Purchase Agreement") to purchase these assets for approximately $73.2 million in cash and shares of our Common Stock and, in accordance therewith issued a total of 12,069,250 shares of our Common Stock to certain designees of the selling parties who were designated to become part of our management. By that Mutual Termination Agreement (the "Termination

Agreement") dated June 8, 2006, the parties mutually terminated the transactions contemplated by the Rex Purchase Agreement and also entered into a mutual release and non-disparagement agreement. In exchange for the earlier termination of the Rex Purchase Agreement and our release of the selling parties from any liability thereunder, the 12,069,250 shares of our Common Stock previously issued in January 2006 to [Rex Parties] were surrendered and cancelled. Nothing in the Termination Agreement, the release or the non-disparagement agreement affected our rights with respect to New Albany. As a result of the termination of the Rex Purchase Agreement, none of the additional anticipated changes (including changes to management, our board of directors or the relocation of our headquarters) previously disclosed in our Annual Report on Form 10-KSB for the year ended December 31, 2005 transpired.

      North Texas Oil, Gas and Mineral Rights - Stephens County Acquisition

      On April 12, 2007, we acquired effective as of February 1, 2007 certain oil and gas assets, consisting of working interests in approximately 4600 acres known as the Eliasville field (also called the Stephens County Regular Field) located in Stephens County in north Texas or roughly ninety miles west of Fort Worth. Under the purchase and sale agreement dated December 20, 2006 with Statex Petroleum I, L.P. and Charles W Gleeson LP, we paid approximately $28,600,000 (including interest from January 15, 2007 until date of closing) for various:
(i) leasehold interests, royalty interests, net profit interests, production payments, operating rights, and similar interests attributable to identified oil, gas and mineral leases, and the leasehold interest created thereby; (ii) all wells thereon or lands pooled, unitized or communitized therewith and all oil, gas, minerals or substances produced therefrom; (iii) all agreements relating thereto; (iv) surface and subsurface machinery and equipment, supplies, facilities or other personal property thereon or thereunder that relate to production, treatment, storage, or transportation of hydrocarbons; and (v) all records relating to the foregoing.

      The Stephens County Regular Field was discovered in the 1920's and produces primarily from the Caddo Lime oil formation at a depth of 3300 feet. Currently the field produces 660 bopd and 100 mcfpd, resulting in 520 boepd of net production, with an average net revenue interest of 77%. There are 81 oil wells producing in the field, and it is an active waterflood with 54 injection wells. There are eight leases which total approximately 4600 acres and there are two central operating facilities and three tank batteries. After the waterflood was initiated in the 1980's, oil production peaked at 1500 bopd from the central six leases which have produced 18 to 22 million barrels of oil and recovered 25% to 30% of the original oil in place. The two western leases have not been incorporated into the waterflood of the central leases and the western leases have recovered only 12% to 18% of the original oil in place.

      Anticipated development programs include 21 idle wells which are workover candidates as future Caddo oil producers and there is significant infill drilling potential on the acreage. The eastern and central leases have not been fully developed on well spacing down to 15 to 20 acres and we anticipate twelve wells to be initially planned on these leases. The western leases are developed on 80 acre spacing or greater and 42 infill locations and eight re-entries have been identified on the western leases.

      Employees.

      In addition to Thomas Kaetzer, our Chairman and Chief Executive Officer, and Richard Cohen, our Chief Financial Officer, we currently have nine full-time employees and one part-time employee.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following discussion is meant to assist you in understanding our plan of operations and financial position and should be read in conjunction with our financial statements and the pro forma financial information, together with the notes to our financial statements and pro forma financial information, set forth in this Prospectus.

      To the extent our discussion contains forward-looking information, we desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. See "Cautionary Note Regarding Forward-Looking Statements" at page 13 of this Prospectus.

      We have not had any revenues from operations in each of the last two fiscal years, as our business operations have consisted principally of oil and gas exploration activities through our participation in the New Albany joint venture. We have no operating history upon which our operations plan or future prospects can be evaluated. Prior to the Stephens County Acquisition, with its expected production revenue, our operating revenue did not cover our operating expenses. Our ability to generate future revenue, if any, will depend upon whether we can successfully develop and implement our plan of operation.

      As disclosed in our Current Report on Form 8-K filed with the Commission on April 18, 2007, we exited from "shell company" status, as that term is defined in Rule 405 promulgated under the Securities Act and Rule 12b-2 promulgated under the Exchange Act, upon completing our acquisition of a number of oil and gas producing properties located in Stephens County in north Texas from Statex Petroleum I, L.P. and Charles W Gleeson LP (the "Stephens County Transaction").

      Our business and prospects must be also considered in light of the risks and uncertainties frequently encountered by companies in the oil & gas industry. The successful development of oil and gas fields is highly uncertain and we cannot reasonably estimate or know the nature, timing and estimated expenses of the efforts necessary to complete the development of, or the period in which material net cash inflows are expected to commence from, any oil and gas production from our existing fields or other fields, if any, acquired in the future. Risks and uncertainties associated with oil & gas production include:

            o     reservoir performance and natural field decline;

            o changes in operating conditions and costs, including costs of third party equipment or services such as drilling rigs and shipping;

            o the occurrence of unforeseen technical difficulties, including technical problems that may delay start-up or interrupt production;

            o the outcome of negotiations with co-venturers, governments, suppliers, or other third party operators;

            o     our ability to manage expenses successfully;

            o regulatory developments, such as de-regulation of certain energy markets or restrictions on exploration and production under laws and regulations related to environmental or energy security matters; and

            o changes in oil, gas and petrochemical prices and changes in margins on gasoline and other refined products based upon supply and demand for oil and gas affected by general economic growth rates and conditions, supply disruptions, new supply sources and the competitiveness of alternative hydrocarbon or other energy sources.

Plan of Operation

      With our completion of the April 2007 Credit Facility, as discussed elsewhere in this prospectus under "- Liquidity and Source of Capital - April 2007 Credit Facility", we believe that we now have adequate funds available under our revolving line of credit to focus on exploratory and production activities at each of our southern Indiana recently acquired north Texas holdings.

      Our intended strategy is to focus on the development of these two asset bases, with the expectation that the north Texas waterflood can provide us with long life oil reserves and the southern Indiana resource lay can provide us with long life, natural gas potential, together with a substantial upside potential. We also believe that these two fields provide us with significant organic growth potential. We will manage our operations and evaluate our fields from our new office location in Houston, Texas.

      While the majority of the effort will be spent on developing these two properties, we will continue to look for additional incremental acquisitions to make in the vicinity of our current fields.

      Stephens County Regular field/Eliasville Field.

      The Stephens County Regular field (also called the Eliasville Field) is located in Stephens County, in north Texas, roughly ninety miles west of Fort Worth. The field was discovered in the 1920's and produces primarily from the Caddo Lime oil formation at a depth of 3300 feet. Currently the field produces 640 bopd and 100 mcfpd, resulting in 510 boepd of net production, with an average net revenue interest of 77%.

      In addition to the expected cash flow from the existing production from the Stephens County Acquisition, we expect that the existing waterflood on the central acreage can be further developed and that the waterflood can be expanded to the western acreage.

      There are 81 oil wells producing in the field, and it is an active waterflood with 54 injection wells. There are eight leases which total approximately 4600 acres and there are two central operating facilities and three tank batteries. After the waterflood was initiated in the 1980's, oil production peaked at 1500 bopd from the central six leases which have produced 18 to 22 million barrels of oil and recovered 25% to 30% of the original oil in place. The two western leases have not been incorporated into the waterflood of the central leases and it is planned to expand the waterflood to the western leases.

      Stephens County provides immediate development opportunities. There are 21 idle wells which are workover candidates as future Caddo oil producers and there is significant infill drilling potential on the acreage. We anticipate developing the 21 workovers and initially drilling five wells in this area during 2007. The eastern and central leases have not been fully developed on well spacing down to 15 to 20 acres and twelve wells are initially planned on these leases. The western leases are developed on 80 acre spacing or greater and 42 infill locations and eight re-entries have been identified on the western leases.

      Proved reserves have been estimated by a third party engineering firm to be 3.6 million boe (net) with a pre-tax PV10 value of $49.9 million at $59/bbl and $1.77/mcf. Of the proved reserves, 70% are PDP, 10% PDNP and 20% are PUD reserves. In addition, another 1.7 mmboe (net) reserves are classified as probable/possible reserves for expanding the waterflood to the west (approximate $25 million of additional PV10 potential).

      In addition to the waterflood expansion, we intend to investigate the full development potential on the 4600 acre lease-hold. We believe the Caddo Lime oil formation is a good candidate for an Alkaline Surfactant Polymer (ASP) flood, and this enhanced oil recovery technique will be evaluated in 2007. There also is shallow gas production in this region, and the natural gas potential for the Marble Falls and Duffer gas formations will be evaluated during 2007, together with the identification of additional leases which may be attractive in the area. In addition, the Barnett Shale is located at approximately 4900 feet in this area, and the production potential of the Barnett Shale in this region has not been evaluated.

      New Albany Shale.

      We currently have a direct working interest in the development of 171,000 gross acres in the five county southern Indiana New Albany Shale formation in southern Indiana.

      We own an 18% to 19% working interest in approximately 163,000 acres in five counties in southern Indiana, of which the remaining 41,000 acres and 122,000 acres are operated under an Area of Mutual Interest, or AMI, covering this acreage by Rex Energy and Aurora, respectively (plus an option on an additional 68,000 gross acres). These companies currently plan to drill eight horizontal wells (in which we have a 18-19% working interest) and one vertical Devonian Reef well (in which we have a 4-5% working interest) during 2007 in the 163,000 acre AMIs. Additional wells may be drilled, depending on rig availability, results of wells drilled, and agreement with our partners. Four pilot test wells drilled in 2006 are also planned to be tested during 2007.

      We also participate in an 8700 acre AMI which is in the same area of the New Albany Shale. El Paso Energy Inc., is operator of this AMI and Rex Energy, Aurora and other partners participate with us. Currently one well is drilling, in which we have just under a 7% working interest in this AMI.

      To date, we have invested $8.1 million in the acquisition of our interest in the 171,000 acres and the drilling of seven New Albany pilot test wells and four Devonian Reef wells. As mentioned above, ten new wells are planned for 2007. Of the wells already drilled, the seven New Albany Shale wells are to be tested for natural gas and water rates, and then tied in for sales. The New Albany Shale wells produce some water initially and have to be pumped off in order to achieve steady gas production. Of the four Devonian Reef wells drilled, two have tested gas and two were dry holes.

      We intend to continue to participate in the New Albany Shale development, and based on the results of the ten wells to be drilled during 2007, will work with our partners to evaluate and prioritize future drilling. We anticipate that as many as 500 to 1,000 horizontal wells could be eventually drilled on the current leasehold, depending on success and drainage areas of the horizontal wells.

      The industry has reported a range of natural gas production rate reserve potential in the New Albany Shale Play; however, because there is not extensive production history from horizontal wells completed in the New Albany Shale, we have no proven reserves booked to its acreage position. Currently available public information indicates that each horizontal well should drain 160 to 320 acres at a depth of 1500 to 2500 feet. Estimated reserves are in the range of
0.7 bcf to nearly 2 bcf per well, depending on initial production rates. Wells have had reported test rates of 50 mcfpd to 1,000 mcfpd, and `typical' wells are currently expected to produce 300 mcfpd or more.

      The ability to better predict production rates and reserves per well, as well as establishing the best methodology to drill and complete the horizontal wells, will allow us and our partners to better understand the economics of each well, and the overall play in general. We believe that a more complete understanding and longer term production histories will drive the future drilling activity and accelerated development potential of the New Albany Shale play, as well as will influence our continuing participation and funding needs in 2008 and beyond.

Liquidity and Source of Capital

      We currently believe, based upon our forecasts and our liquidity and capital requirements for the near-term future, that the combination of our expected internally-generated cash, the borrowings under the April 2007 Credit Facility and our working capital, will be adequate to fund our anticipated capital and liquidity requirements for the next twelve months in connection with our above plan of operations.

      As discussed below, on April 12, 2007 we entered into a $75 million revolving credit commitment and term loan under the April 2007 Credit Facility, of which approximately $45 million remains available to be drawn down by us at June 26, 2007, subject to and only in the event that we satisfy various financial and other covenants contained in the credit agreement. On April 12, 2007 we drew down approximately $9.7 million as a Revolving Loan and $20.3 million as a Term Loan in connection with the Stephens County Transaction and our repayment of the March 2007 Bridge Financing discussed elsewhere in this prospectus under "- Liquidity and Source of Capital - March 2007 Bridge Financing".

      We also expect to receive proceeds from production associated with those wells operating in north Texas we purchased as part of the Stephen County Acquisition. At May 15, 2007, we had received approximate net proceeds of $500,000 attributable to production from these wells. Included elsewhere in this prospectus under the heading "Financial Statements" are pro forma financial information and related notes that give pro forma effect as of December 31, 2006 of the Stephens County Acquisition. This pro forma financial information is derived from and should be read in conjunction with our audited financial statements and the Statements of Combined Revenues and Direct Operating Expenses relating to the Stephens County Acquisition as of and for the period ended December 31, 2006, contained elsewhere in this prospectus under the heading "Financial Statements and Exhibits".

      Accordingly, we currently believe, based upon our forecasts and our liquidity and capital requirements for the near-term future, that the combination of our expected internally-generated cash, the borrowings under our credit facility and our working capital, will be adequate to meet our anticipated capital and liquidity requirements for the next twelve months.

      Should our estimated capital needs be erroneous and our costs and expenses prove to be greater than we currently anticipate, or should we change our current operations plan in a manner that will increase or accelerate our anticipated costs and expenses, the depletion of our working capital would be accelerated. Although we anticipate that adequate funds will remain available to us under the Loan Transaction, if we were unable to access such funding by reason of our failure to satisfy borrowing covenants under the Credit Agreement we would have to use other alternative resources. To the extent it becomes necessary to raise additional cash in the future if our current cash and working capital resources are depleted, we will seek to raise it through the public or private sale of debt or our equity securities, funding from joint venture or strategic partners, or a combination of the foregoing. We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. The sale of additional equity securities or convertible debt securities would result in dilution to our shareholders. We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations in such circumstances.

      April 2007 Credit Facility.

      Our Credit Agreement executed April 12, 2007 provides for a revolving credit commitment of up to $54.7 million and a Term Loan Commitment of $20.3 million. Unless earlier payment is required under the Credit Agreement, Revolving Loans must be paid on or before April 12, 2010 and Term Loans on or before October 12, 2010. Interest on Revolving Loans accrues at the Prime Rate that is in effect from time to time, while interest on Term Loans accrues at the Prime Rate (that is in effect from time to time) or 7.5%, whichever is greater, plus 3%. Funds available to us are subject to our satisfaction of a Borrowing Base formula and a number of standard industry conditions precedent and covenants.

      As security under the Credit Agreement, we have granted lenders a security interest in and a first lien on, all of our existing and after-acquired assets including, without limitation, the Statex Assets that we acquired in the Stephens County Acquisition. In addition to the foregoing, we granted the Lenders an overriding royalty interest ranging between 2% and 3% in (i) our existing Oil and Gas Properties and (ii) Oil and Gas Properties that we acquire after the date hereof until the Credit Agreement is terminated.

      In accordance with a requirement of the Credit Agreement, we also entered into a Swap Agreement ("Swap Agreement") with Macquarie Bank Limited, which Swap Agreement provides that we put in place, for each month through the third anniversary of April 12, 2007, separate swap hedges, as adjusted from time to time as specified therein, with respect to notional volumes which are approximately 75% of the reasonably anticipated projected production from Proved Developed Producing Reserves (as defined in the credit agreement) for each of crude oil and natural gas, calculated separately pursuant to the requirements of the credit agreement. Immediately subsequent to the April 2007 Credit Facility, we entered into a hedging arrangement under the Swap Agreement with Macquarie Bank Limited, providing for a fixed price of $68.20 per barrel for a three year period, commencing June 1, 2007. The hedging arrangement is based upon a minimum of 11,000 barrels in the first year.

      Private Placement of Equity and Debt

      Previously, we have financed current expenses and our business operations chiefly through private placements of equity and debt securities issued by our Company, as follows:


      November 2005 Placement. In November 2005, we completed the offering and sale of $2.375 million in units of consisting of 10% convertible promissory note and shares of common stock in privately negotiated transactions with accredited investors. The holder of a note may elect to receive interest on the note in cash or in shares of common stock valued at $0.50 per share. At any time prior to maturity, holders may convert the principal and accrued but unpaid interest on their note into such number of shares of common stock equal to the outstanding principal amount plus accrued but unpaid interest, divided by $0.50, or a total of 4,750,000 shares, excluding interest.


      Each note initially matured on May 15, 2007 and accrued interest at the rate of 10% per annum. On May 31, 2007 we entered into Extension Agreements with the holders of the notes extending the maturity date until the earlier of (i) November 15, 2007 or the date of consummation by us of a merger, combination or sale of substantially all of our Company's assets or the purchase by a single entity or person or group of affiliated entities or persons of more than fifty (50%) percent of the voting stock of our Company. In consideration for the note holders' agreement to extend the maturity date, we agreed to (i) increase the interest payable on the outstanding principal under the notes from 10% to 12%, effective as of May 31, 2007, and (ii) issue to the note holders an aggregate of 380,000 shares of our Common Stock. None of the shares underlying the notes, issued as interest on the notes, or issued in connection with the extension of the notes are being registered in this prospectus.


      February 2006 Placement. On February 1, 2006, we completed a private placement to accredited investors in which we received gross proceeds of $9 million by selling an aggregate of 8,181,819 shares of our newly-issued Common Stock at $1.10 per share. We paid aggregate placement agent commissions of $675,000 (or 7.5% of the gross proceeds) and issued three-year warrants to our placement agents to purchase an aggregate of 259,090 shares of Common Stock at an exercise price of $1.32 per share. C.K. Cooper & Company and Gilford Securities, Incorporated acted as our placement agents. Approximately $4 million of the net proceeds were used to fund our portion of the Aurora and Source Rock acquisitions by New Albany. These shares are among the shares of our Common Stock being registered under the registration statement to which this prospectus is a part.

      January 2007 Interim Funding. As previously disclosed on our Current Report on Form 8-K filed with the SEC on January 29, 2007, on January 26, 2007 then Chairman and Chief Executive Officer Barrie Damson and Vice Chairman and director Alan Gaines each made a loan of $50,000 to us to be used for our short-term working capital needs and evidenced by promissory notes. The notes bear interest at an annual rate of six percent (6%) and mature, as extended by amendment dated April 10, 2007, on the earlier to occur of (i) the date on which we close an equity offering in which we obtain gross proceeds in excess of three million dollars ($3,000,000) or (ii) October 13, 2010.

      March 2007 Bridge Financing. On March 15, 2007, we borrowed $1.7 million from a single accredited investor in the form of a Senior Secured Debenture, due September 15, 2007, in the principal amount of $1.7 million, bearing interest at a rate of 16% per annum (the "Debenture"). The investor also received a common stock purchase warrant to purchase up to 3,000,000 shares of our common stock at an exercise price of $0.50 per share any time prior to September 15, 2012. Our obligations under the Debenture were secured by a mortgage and security interest in the properties located in the New Albany Shale area of Indiana in which we hold any leasehold and/or working interests and a continuing security interest in certain of our assets and properties other than the mortgaged property. The Debenture became payable in full upon our consummation of an equity or debt financing of $15 million or more and, following the Loan Transaction, we repaid the Debenture in full on April 12, 2007. We also paid a closing fee of $170,000 on the date on which the outstanding principal amount plus accrued interest was repaid. In connection with the March 2007 Bridge Financing, we delivered to Casimir Capital LP, a placement fee of $170,000 and warrants to purchase up to 340,000 shares of our Common Stock at an exercise price of $0.50 per share.

      Contractual Obligations

      Except for (i) our lease payments of approximately $6,600 per month for use of our corporate headquarters, (ii) our hedging arrangement entered into under the Swap Agreement, as discussed elsewhere in this prospectus , which hedging arrangement is to be settled on a monthly basis, commencing June 1, 2007 and (iii) those convertible notes issued under the November 2005 Placement, which provide for us to make quarterly interest payments of approximately $59,000, payable either in cash or shares of our Common Stock, we do not currently have any contractual obligations.

      Off-Balance-Sheet Arrangements.

      We have no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to any investor in our securities.

                             DESCRIPTION OF PROPERTY

      Corporate Headquarters. We lease approximately 2500 square feet of office space in Houston, Texas to house our corporate offices. Our lease arrangement is month-to-month and provides for rent of $2,600 per month.

      Southern Indiana - New Albany Shale. As of March 16, 2007, the date we redeemed our membership interest in New Albany to acquire a direct working interest in the oil and gas leases and other properties held by New Albany, we acquired tracts of land covering approximately 171,000 surface acres in southern Indiana. Prior to our redemption, we had only an indirect contractual right (pursuant to our interest in New Albany), in those oil and gas leases and other rights acquired by New Albany during 2006 in the New Albany Shale area in Indiana.

      Although the industry has reported a range of natural gas production rate reserve potential in the New Albany Shale Play, there is not extensive production history from horizontal wells completed in the New Albany Shale and we have no proven reserves booked to its acreage position. Currently available public information indicates that each horizontal well should drain 160 to 320 acres at a depth of 1500 to 2500 feet. Estimated reserves are in the range of
0.7 bcf to nearly 2 bcf per well, depending on initial production rates. Wells have had reported test rates of 50 mcfpd to 1,000 mcfpd, and `typical' wells are expected to produce 300 mcfpd or more.

      North Texas - Stephens County Acquisition. As of April 12, 2007, the date of the Stephens County Acquisition, we acquired tracts of land covering approximately 4600 surface acres in north Texas. The Eliasville field (also called the Stephens County Regular Field) produces primarily from the Caddo Lime oil formation at a depth of 3300 feet.

      Currently the field produces 640 bopd and 100 mcfpd, resulting in 510 boepd of net production, with an average net revenue interest of 77%. There are 81 oil wells producing in the field, and it is an active waterflood with 54 injection wells. There are eight leases which total approximately 4600 acres and there are two central operating facilities and three tank batteries. After the waterflood was initiated in the 1980's, oil production peaked at 1500 bopd from the central six leases which have produced 18 to 22 million barrels of oil and recovered 25% to 30% of the original oil in place. The two western leases have not been incorporated into the waterflood of the central leases and the western leases have recovered only 12% to 18% of the original oil in place.

      Proved reserves have been estimated by a third party engineering firm to be 3.6 million boe (net) with a pre-tax PV10 value of $49.9 million at $59/bbl and $1.77/mcf. Of the proved reserves, 70% are PDP, 10% PDNP and 20% are PUD reserves. In addition, another 1.7 mmboe (net) reserves are classified as probable/possible reserves for expanding the waterflood to the west (approximate $25 million of additional PV10 potential).

      Additional disclosure of the oil and gas estimated and proven reserves is included in the notes to the financial statements and the pro forma financial information, giving effect as of January 1, 2005 to our acquisition of the Stephens County assets, contained elsewhere in this prospectus under "Financial Statements - (b) Financial Statements of Business Acquired - Notes to Financial Statements, Note 5" and "Financial Statements - (c) Pro Forma Financial Information of Baseline Oil & Gas Corp. - Pro Forma Supplemental Oil and Gas Disclosures."

                          MARKET FOR COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

Market Information.


      Our Common Stock is quoted on the OTC Bulletin Board under the trading symbol "BOGA." Prior to January 17, 2006, our name was College Oak Investments, Inc. and our symbol was "COKV." The table below sets forth the high and low bid information for our Common Stock for the last two fiscal years and the interim quarterly period ended June 30, 2007. These quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions. There were no trades of our securities on the OTC Bulletin Board prior to March 3, 2005.

         2007 Quarter Ended             High Bid Price             Low Bid Price
         ------------------             --------------             -------------
             6/30/2007                      $ 0.71                     $ 0.32

             3/31/2007                      $ 0.65                     $ 0.37
         2006 Quarter Ended             High Bid Price             Low Bid Price
         ------------------             --------------             -------------
             12/31/2006                     $ 0.75                     $ 0.35
             9/30/2006                       1.19                       0.67
             6/30/2006                       3.25                       1.10
             3/31/2006                       3.25                       0.85
         2005 Quarter Ended             High Bid Price             Low Bid Price
         ------------------             --------------             -------------
             12/31/2005                     $ 1.40                     $ 0.60
             9/30/2005                       0.90                       0.60
             6/30/2005                       1.01                       0.20
             3/31/2005                       0.90                       0.10


      As of August 1, 2007, we have outstanding options to purchase up to 7,545,000 shares of Common Stock, warrants to purchase up to 7,274,090 shares of Common Stock and notes convertible into up to 4,450,000 shares of Common Stock, excluding interest.


Holders of Securities.

      As of May 15, 2007, there were approximately 188 holders of record of our Common Stock.

      Our Common Stock is covered by a SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers of our Common Stock to sell their shares in the secondary market. It may also cause fewer broker-dealers to be willing to make a market in our Common Stock, and it may affect the level of news coverage we receive.

Dividends.

      We have not declared or paid any cash dividends on our Common Stock since our inception, and our board of directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors. Pursuant to the convertible notes we issued in November 2005, as long as there is outstanding indebtedness thereunder, we may not declare or pay a cash dividend on our Common Stock without the consent of the agent to such holders of the notes.

      No equity securities of our Company were purchased by us or any "affiliated purchaser" of ours during fiscal years 2005 or 2006.

Securities Authorized for Issuance Under Equity Compensation Plans.

      The following table provides information as of December 31, 2006 about our equity compensation arrangements:

                                                                                               Number of securities
                                     Number of securities                                    remaining available for
                                       to be issued upon         Weighted-average         future issuance under equity
                                          exercise of            exercise price of             compensation plans
                                     outstanding options,      outstanding options,           (excluding securities
Plan Category                         warrants and rights       warrants and rights          reflected in column (a)
-----------------------------       ----------------------     --------------------       ----------------------------
Equity compensation plans                     0                          0                             n/a
approved by security holders

Equity compensation plans not            13,985,000                   $ 0.18                           n/a
approved by security holders
(1)

Total (1)                                13,985,000                   $ 0.18                           n/a

----------
      (1) Consists of warrants and options granted to our employees, officers, directors and consultants, to the extent vested and exercisable (within the meaning of Rule 13d-3(d)(1) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended) as of December 31, 2006.

      Set forth below is a description of the individual compensation arrangements or equity compensation plans not currently approved by our security holders pursuant to which the 14,719,090 shares of our Common Stock included in the chart above were issuable as of December 31, 2006:

      o Option granted April 1, 2005 to a consultant in consideration of services performed on our behalf, which option expires five years from grant date and is currently exercisable to purchase up to 500,000 shares of our Common Stock at an exercise price of $0.30 per share;

      o Options granted April 29, 2005 to directors, officers and consultants in consideration of services performed on our behalf, which options expire five years from grant date and, after adjusting for the cancellation of an aggregate of 8,540,000 shares of Common Stock underlying certain of the option grants, are currently exercisable to purchase up to an aggregate of 4,160,000 shares of our Common Stock at an exercise price of $0.05 per share;

      o Options granted December 20, 2005 to third parties in connection with potential acquisition transaction, which options expire five years from grant date and are currently exercisable to purchase up to 50,000 shares of our Common Stock at an exercise price of $1.00 per share;

      o Option granted December 27, 2005 to an officer in consideration of services performed on our behalf, which option expires five years from grant date and is currently exercisable to purchase up to 175,000 shares of our Common Stock at an exercise price of $0.94 per share;

      o Option granted August 15, 2006 to a consultant in consideration of services performed on our behalf, which option expires five years from grant date and is currently exercisable to purchase up to 100,000 shares of our Common Stock at an exercise price of $1.01 per share;

      o Option granted October 20, 2006 to a consultant in consideration of services performed on our behalf, which option expires five years from grant date and is currently exercisable to purchase up to 100,000 shares of our Common Stock at an exercise price of $0.50 per share;

      o Option granted November 14, 2006 to a consultant in consideration of services performed on our behalf, which option expires five years from grant date and is currently exercisable to purchase up to 360,000 shares of our Common Stock at an exercise price of $0.50 per share;

      o Option granted December 20, 2006 to an officer in consideration of services to be performed on our behalf, which option expires five years from grant date and, subject to a vesting schedule, is currently exercisable with respect to 333,333 shares of our Common Stock at an exercise price of $0.50 per share;

      o Option granted December 20, 2006 to an officer in consideration of services to be performed on our behalf, which option expires five years from grant date and, subject to a vesting schedule, is currently exercisable with respect to 166,666 shares of our Common Stock at an exercise price of $0.60 per share; and

      o Option granted December 20, 2006 to an officer in consideration of services to be performed on our behalf, which option expires five years from grant date and, subject to a vesting schedule, is currently exercisable with respect to 166,666 shares of our Common Stock at an exercise price of $1.00 per share.

                             EXECUTIVE COMPENSATION

      Prior to hiring Thomas Kaetzer as our President and Chief Operating Officer, the Company had not paid salaries to any individual, although in December 2005 we began to pay to Richard M. Cohen, Inc., a company of which Richard M. Cohen, our Chief Financial Officer, is sole shareholder, officer and director, a monthly consulting fee of $7,500. In connection with our employment of Mr. Kaetzer in December 2006, we agreed to pay him a salary and other compensation pursuant to his employment agreement with us, as described in more detail below in the Summary Compensation Table and elsewhere in this prospectus under "- Employment Contracts."

      The following table shows the compensation of our executive officers for the fiscal years ended December 31, 2006 and December 31, 2005:

                           Summary Compensation Table

                                                                       Long-Term Compensation
                                                                     ----------------------------
                                                       Annual                  Awards
                                                    Compensation
                                         --------------------------------------------------------
               Name and                                                 Securities Underlying         All Other
          Principal Position              Year       Salary ($)              Options (#)             Compensation
-----------------------------------------------------------------------------------------------------------------
Barrie Damson (Chief Executive            2006           $0                      None                    n/a
Officer) (1)

Thomas Kaetzer (President and Chief       2006       $15,833 (2)     2,000,000 shares of Common          n/a
Operating Officer) (2)                                                          Stock

Richard Cohen                             2006         $90,000                  None                     n/a
(Chief Financial Officer) (3)
                                          2005       $7,500 (3)       175,000 shares of Common           n/a
                                                                                Stock

----------
      (1) Mr. Damson joined our board of directors and became our Chairman and Chief Executive Officer as of February 1, 2006. Mr. Damson resigned as Chairman and Chief Executive Officer, effective March 21, 2007

      (2) Mr. Kaetzer became our President and Chief Operating Officer as of December 5, 2006. In 2006 he was paid an amount equal to one month's salary at an annualized salary of $190,000 as provided for in his employment agreement. See the subsection below entitled "Employment Contracts" in this "Item 6 -- Executive Compensation." Mr. Kaetzer was promoted to Chairman and Chief Executive Officer on March 21, 2007, upon the resignation of Mr. Damson.

      (3) Mr. Cohen became our Chief Financial Officer in December 2005, a which time he became the first employee of the Company to receive a salary. Mr. Cohen's salary is $7,500 per month.

      Option Grants in the Last Fiscal Year

      As shown in the below table, during fiscal year ended December 31, 2006, the Company granted stock options to our named executive officers, as follows:

                    Option Grants In Last Fiscal Year (2006)


                                                No. of           % of Total
                                              Securities           Options
                                              Underlying          Granted to
                                                Options          Employees in       Exercise
Name                            Year          Granted (1)         Fiscal Year        Price           Expiration Date
-------------------------       ----         ------------        ------------       --------         ---------------
Barrie Damson
(Chief Executive Officer)       2006               0                  0%               N/A                 N/A

Thomas Kaetzer                  2006         1,000,000 (1)           50%              $0.50            12/20/2011
(President and Chief            2006          500,000 (1)            25%              $0.60            12/20/2011
Operating Officer)              2006          500,000 (1)            25%              $1.00            12/20/2011
Richard Cohen
(Chief Financial Officer)       2006               0                  0%               N/A                 N/A

----------

      (1) Each option shall vest and be exercised in whole or in part, as follows: (i) up to 1/3rd of the underlying Common Stock at any time from and after December 20, 2006, (ii) up to an additional 1/3rd of the underlying Common Stock at any time from and after December 20, 2007, and (iii) up to the remaining 1/3rd of the underlying Common Stock at any time from and after December 20, 2008; provided, that Mr. Kaetzer's employment has not been terminated by us for cause or by Mr. Kaetzer without good reason.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

      During 2006, none of our named executive officers or directors exercised any options to purchase shares of Common Stock. The following table sets forth, for each of our named executive officers and directors, the number and value of vested and unvested options held as of December 31, 2006 and the value of any in-the-money stock options, vested and unvested, as of such date.

                                  No. of Securities                 Value of Unexercised In-The-Money Options
Name                          Underlying Options Granted                     at December 31, 2006 (1)
--------------            ----------------------------------        -----------------------------------------
                          Exercisable          Unexercisable          Exercisable              Unexercisable
                          -----------          -------------        --------------            ---------------
Barrie Damson
                         5,000,000 (2)               0                 $ 2,800,000                    --
Alan Gaines
                         5,000,000 (2)               0                 $ 2,800,000                    --
Thomas Kaetzer
                            666,665              1,333,335             $    38,333                 $ 76,667
Richard d'Abo
                            250,000                  0                 $   140,000                    --
Richard Cohen
                            175,000                  0                          --                    --

----------
      (1) The last sale price of the Common Stock on December 29, 2006 (the last trading date of the fiscal year) was $0.61.

      (2) In 2005, we awarded options to purchase up to 6,000,000 shares of our Common Stock at an exercise price per share of $0.05 to each of Barrie Damson and Alan Gaines. However, in connection with our grant of options to Thomas Kaetzer pursuant to hiring him as our President and Chief Operating Officer in December 2006, Mr. Gaines and Mr. Damson each agreed to the cancellation of options to acquire 1,000,000 shares of our Common Stock.

      Employment Contracts.

      Our employment agreement, dated December 20, 2006, with Thomas Kaetzer, provides that Mr. Kaetzer shall serve as our President and Chief Operating Officer effective as of December 5, 2006 and ending on December 30, 2008, unless earlier terminated or extended under the terms of such agreement. In consideration for such employment, the Company shall, among other things, pay Mr. Kaetzer an annual salary of $190,000. In addition to his annual salary, if Mr. Kaetzer remains in our employ on December 5, 2007 he shall be entitled to a performance bonus of $50,000. In addition, during the second year of his employment and thereafter (if his employment is extended), he may be entitled to a performance bonus, solely at the discretion of our board of directors. Mr. Kaetzer is further eligible under his employment agreement to participate, subject to any eligibility, co-payment and waiting period requirements, in all employee health and/or benefit plans offered or made available to our executive officers. Upon termination by Mr. Kaetzer for specified good reasons in the event of a merger or acquisition resulting in a diminution of his authority and duties, the relocation of his offices outside Houston, Texas of residence, or his termination by us other than for cause, the terminating executive officer will be entitled to receive from us: (i) a severance payment equal to 12-months of his then-current base salary plus pro rata bonus and fringe benefits otherwise due at time of termination; (ii) any unpaid bonus from preceding year of employment; and (iii) accrued but unused vacation days during the year such termination occurs.


      In addition, his employment agreement provides for us to issue to him three non-qualified stock options to purchase up to an aggregate of 2 million shares of our Common Stock pursuant to three stock option agreements, as described in more detail elsewhere in this prospectus. Each Option is exercisable as to one third of the optioned shares on each of the grant date and the first and second anniversary dates thereafter, and each such agreement provides that if Mr. Kaetzer's employment is terminated by the Company for cause or by Mr. Kaetzer without good reason, unvested Options shall immediately be forfeited, and that if his employment is terminated by the Company without cause or voluntarily by Mr. Kaetzer with good reason, optioned shares that would have vested on the next vesting date will immediately vest and become exercisable in proportion to the number of months he was employed during the 12-month period following the immediately preceding vesting date.


      Mr. Kaetzer has further agreed under his employment agreement that, during the respective term of his employment and for a one-year period after his termination (other than its termination by him for good reason or by us without cause), not to engage, directly or indirectly, as an owner, employee, consultant or otherwise, in any business engaged in the exploration, drilling or production of natural gas or oil within a ten (10) mile radius from any property that we then have an ownership, leasehold or participation interest. He is further prohibited during the above time period from soliciting or inducing, directly or indirectly, any of our then-current employees or customers, or any customers of ours during the one year preceding the termination of his employment.

      Mr. Kaetzer was promoted to Chairman and Chief Executive Officer on March 21, 2007 and, except for his title, his employment agreement continues to govern the terms of his employment.

      We have no other employment agreements with any of our other named executive officers.

      Director Compensation.

      Directors of the Company are not compensated in cash for their services but are reimbursed for out-of-pocket expenses incurred in furtherance of our business.

                              FINANCIAL STATEMENTS

                                      Index

                                                                                        Page No.

(a)  Annual Financial Statements of Baseline Oil & Gas Corp.

     Report of Independent Registered Public Accounting Firm ........................     F-1

     Balance Sheet at December 31, 2006 .............................................     F-2

     Statement of Expenses for years ended December 31, 2006 and 2005 and
     for the period from June 29, 2004 (Inception) through December 31, 2006 ........     F-3

     Statement of Cash Flows for years ended December 31, 2006 and 2005
     and for the period from June 29, 2004 (Inception) through December 31, 2006 ....     F-4

     Statement of Changes in Stockholders' Equity (Deficit) for the period from
     June 29, 2004 (Inception) through  December 31, 2006 ...........................     F-5

     Notes to Financial Statements ..................................................     F-6

(b)  Quarterly Financial Statements of Baseline Oil & Gas Corp.

     Unaudited Balance Sheet at March 31, 2007 and December 31, 2006 ................     F-18

     Unaudited Statement of Expenses for three months ended March 31, 2006 and
     2005 and for the period from June 29, 2004 (Inception) through December 31,
     2006 ...........................................................................     F-19

     Unaudited Statement of Cash Flows for three months ended March 31, 2006 and and 2005 and for the period from June 29, 2004 (Inception) through December 31,
     2006 ...........................................................................     F-20

     Notes to Financial Statements ..................................................     F-21

(c)  Financial Statements of Businesses Acquired.

     Report of Independent Registered Public Accounting Firm ........................     F-25

     Statements of Combined Reserves and Direct Operating Expenses Oil and Gas
     Properties Purchased From Statex Petroleum I, L.P.  and Charles W. Gleason, L.P.     F-26

     Notes to Financial Statements ..................................................     F-27

(d)  Pro Forma Financial Information of Baseline Oil & Gas Corp.

     Introductory Comments - Unaudited Pro Forma Condensed Financial
     Statements .....................................................................     F-32

     Unaudited Pro Forma Condensed Statement of Operations for the
     Year Ended December 31, 2006 ...................................................     F-33

     Unaudited Pro Forma Condensed Statement of Operations for the
     Year Ended December 31, 2005 ...................................................     F-34

     Unaudited Pro Forma Condensed Balance Sheet as of  December 31, 2006 ...........     F-35

     Notes to Unaudited Pro Forma Condensed Financial Statements ....................     F-36

     Pro Forma Supplemental Oil and Gas Disclosures .................................     F-37

(a)  Annual Financial Statements of Baseline Oil & Gas Corp.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
   Baseline Oil & Gas Corp.
   (A Development Stage Company)
   Houston, Texas

We have audited the accompanying balance sheet of Baseline Oil & Gas Corp. ("Baseline") as of December 31, 2006, and the related statements of expenses, cash flows and changes in stockholders' equity (deficit) for the two year period then ended and for the period from June 29, 2004 (Inception) through December 31, 2006. These financial statements are the responsibility of Baseline's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Baseline, as of December 31, 2006, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.


/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

April 12, 2007

                            BASELINE OIL & GAS CORP.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                December 31, 2006

ASSETS
  Cash and marketable securities                                   $    123,678
  Prepaid and other current assets                                      125,000
                                                                   ------------
     Total current assets                                               248,678

  Deferred debt issuance costs, net of
      amortization of $237,192                                           88,947
  Deferred financing costs                                               99,631
  Property acquisition - deposit                                      1,000,000
  Unproven leasehold acquisition costs                                7,810,135
                                                                   ------------
     Total assets                                                  $  9,247,391
                                                                   ============
LIABILITIES & STOCKHOLDERS' EQUITY
  Accounts payable                                                 $     82,873
  Other payables                                                         50,029
  Accrued liabilities                                                   171,471
  Derivative liability                                                  104,896
  Short term debt and current portion of long term debt, net of
discount                                                              1,948,001
                                                                   ------------
     Total current liabilities                                        2,357,270

  Commitments and contingencies                                              --

STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value,
    10,000,000 shares authorized,
    none issued and outstanding                                              --

  Common stock, $.001 par value, 140,000,000 shares
authorized, 31,342,738 shares issued and outstanding                     31,343

  Additional paid-in-capital                                         28,423,418

  Deficit accumulated during the development stage                  (21,564,640)
                                                                   ------------

     Total stockholders' equity                                       6,890,121
                                                                   ------------
      Total liabilities & stockholders' equity                     $  9,247,391
                                                                   ============

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                            BASELINE OIL & GAS CORP.
                          (A Development Stage Company)
                             STATEMENTS OF EXPENSES
                 Years Ended December 31, 2006 and 2005 and the
         Period from June 29, 2004 (Inception) through December 31, 2006

                                                                                             Inception
                                               Year Ended             Year Ended              Through
                                              December 31,           December 31,           December 31,
                                                  2006                   2005                  2006
                                             -----------------------------------------------------------
Selling, general
and administrative                           $  2,386,364         $   17,305,279          $   19,781,452

Interest (income)                                (117,630)                    --                (117,630)

Interest expense                                1,691,788                392,565               2,085,197

(Gain) on derivative liability                   (400,775)                    --                (400,775)

Other expense                                     213,137                  1,605                 216,396
                                             -----------------------------------------------------------
Total expense                                   3,772,884             17,699,449              21,564,640
                                             -----------------------------------------------------------
Net loss                                     $ (3,772,884)        $  (17,699,449)         $  (21,564,640)
                                             ===========================================================

Basic and diluted loss per share             $      (0.11)        $        (1.20)

Weighted average common shares
outstanding                                    33,989,119             14,777,299

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                            BASELINE OIL & GAS CORP.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 2006 and 2005 and the
         Period from June 29, 2004 (Inception) through December 31, 2006

                                                                         Year                Year               Inception
                                                                        Ended               Ended                Through
                                                                      December 31,        December 31,         December 31,
                                                                         2006                2005                 2006
                                                                   ----------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                             $ (3,772,884)       $(17,699,449)       $(21,564,640)
Adjustments to reconcile net loss to
 cash used in operating activities:
 Share based compensation                                                 720,874          16,499,670          17,220,544
 Unrealized gain on derivative liability                                 (400,775)                 --            (400,775)
 Amortization of debt discount                                          1,206,577             305,825           1,512,402
 Stock issued as penalty for delayed registration                         594,000                  --             594,000
 Stock issued in lieu of cash interest                                    187,500                  --             187,500
 Amortization of debt issuance costs                                      237,192              29,649             266,841
Changes in:
 Prepaid and other assets                                                (125,000)                 --            (125,000)
 Accounts payable and accruals                                            158,467              79,204             313,482
                                                                     ------------        ------------        ------------
NET CASH USED IN OPERATING ACTIVITIES                                  (1,194,049)           (785,101)         (1,995,646)
                                                                     ------------        ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Deposit on acquisition                                                (1,000,000)                 --          (1,000,000)
 Deferred acquisition costs                                               (99,631)                 --             (99,631)
 Property acquisition costs                                            (6,060,135)         (1,750,000)         (7,810,135)
                                                                     ------------        ------------        ------------
NET CASH FLOWS USED IN INVESTING
  ACTIVITIES                                                           (7,159,766)         (1,750,000)         (8,909,766)
                                                                     ------------        ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Payment of note payable                                                  (16,496)                 --             (16,496)
 Proceeds from sale of common stock, net                                8,275,000              16,590           8,291,590
Proceeds from exercise of options                                          12,500                  --              12,500
 Proceeds from convertible notes                                               --           2,725,000           2,741,496
                                                                     ------------        ------------        ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                               8,271,004           2,741,590          11,029,090
                                                                     ------------        ------------        ------------

NET CHANGE IN CASH                                                        (82,811)            206,489             123,678
  Cash balance, beginning of period                                       206,489                  --                  --
                                                                     ------------        ------------        ------------

  Cash balance, end of period                                        $    123,678        $    206,489        $    123,678
                                                                     ============        ============        ============
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest                                             $     50,000        $         --        $     50,000
  Cash paid for income taxes                                         $         --        $         --        $         --
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Warrants issued in connection with
  issuance of stock                                                  $    505,671        $         --        $    505,671

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                            BASELINE OIL & GAS CORP.
                          (A Development Stage Company)
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY/(DEFICIT)
     For the Period from June 29, 2004 (Inception) through December 31, 2006

                                                                                                        Deficit
                                                                                                       Accumulated
                                                                                       Additional      During the
                                                                Common                  Paid In        Development
                                                        Shares          Stock           Capital           Stage            Totals
                                                    -------------------------------------------------------------------------------
Balances, June 29, 2004                                      --     $         --     $         --     $         --     $         --
Shares issued to founders at inception

  for $0.00 per share                                   200,000              200             (200)              --               --

Net loss                                                                                                   (92,307)         (92,307)
                                                    -------------------------------------------------------------------------------
Balances, December 31, 2004                             (92,307)
                                                                         200,000              200             (200)         (92,307)

Proceeds from issuance of common stock               17,006,000           17,006               --               --           17,006
Debt discount related to shares issued

  with convertible notes                                950,000              950               --               --              950

Shares issued in connection with merger               2,114,000            2,114           (3,480)              --           (1,366)

Stock based compensation                                     --               --       16,499,670               --       16,499,670

ount                                                --               --        1,939,401               --        1,939,401

Debt

Debt issuance cost                                           --               --          355,788               --          355,788
Net loss                                                     --               --               --      (17,699,449)     (17,699,449)
                                                    -------------------------------------------------------------------------------
Balances, December 31, 2005                          20,270,000           20,270       18,791,179      (17,791,756)       1,019,693

Shares issued in connection with merger              12,069,250           12,069        1,194,856               --        1,206,925

Proceeds from issuance of common stock                8,181,818            8,182        8,991,818               --        9,000,000

Equity issuance costs                                        --               --       (1,230,671)              --       (1,230,671)

Shares issued on conversion of debt                   1,820,000            1,820          357,289               --          359,109
Return of shares issued in connection with

  merger                                            (12,069,250)         (12,069)      (1,194,856)              --       (1,206,925)

Shares issued to pay interest                           375,000              375          187,125               --          187,500

Shares based compensation                                    --               --          720,874               --          720,874
Shares issued as penalty for delayed

registration                                            445,920              446          593,554               --          594,000

Option exercise                                         250,000              250           12,250               --           12,500

Net loss                                                     --               --               --       (3,772,884)      (3,772,884)
                                                    -------------------------------------------------------------------------------
Balances, December 31, 2006                          31,342,738     $     31,343     $ 28,423,418     $(21,564,640)    $  6,890,121
                                                    ===============================================================================

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                            BASELINE OIL & GAS CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Organization

Baseline Oil & Gas Corp. ("Baseline" or the "Company") is an independent exploration and production company, with operations presently focused in the Illinois Basin New Albany Shale play. Pursuant to a definitive purchase agreement and subject to the satisfaction of certain terms and conditions, on April 12, 2007 Baseline acquired significant oil and natural gas assets from Statex Petroleum I, L.P. and Charles W. Gleeson LP. Such assets consist of operated and non-operated working interests in leases located in Stephens County Texas, and approximately 81 gross producing oil and natural gas wells.

Use of Estimates

The preparation of these financial statements is in conformity with accounting principles generally accepted in the United States of America and requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, Baseline considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2006.

Properties and Equipment

The Company uses the successful efforts method of accounting for oil and gas producing activities. Under this method, acquisition costs for proved and unproved properties are capitalized when incurred. Exploration costs, including geological and geophysical costs, the costs of carrying and retaining unproved properties and exploratory dry hole drilling costs, are expensed. Development costs, including the costs to drill and equip development wells, and successful exploratory drilling costs to locate proved reserves are capitalized.

Exploratory drilling costs are capitalized when incurred pending the determination of whether a well has found proved reserves. A determination of whether a well has found proved reserves is made shortly after drilling is completed. The determination is based on a process that relies on interpretations of available geologic, geophysic, and engineering data. If a well is determined to be successful, the capitalized drilling costs will be reclassified as part of the cost of the well. If a well is determined to be unsuccessful, the capitalized drilling costs will be charged to expense in the period the determination is made. If an exploratory well requires a major capital expenditure before production can begin, the cost of drilling the exploratory well will continue to be carried as an asset pending determination of whether proved reserves have been found only as long as: i) the well has found a sufficient quantity of reserves to justify its completion as a producing well if the required capital expenditure is made and ii) drilling of the additional exploratory wells is under way or firmly planned for the near future. If drilling in the area is not under way or firmly planned, or if the well has not found a commercially producible quantity of reserves, the exploratory well is assumed to be impaired, and its costs are charged to expense.

In the absence of a determination as to whether the reserves that have been found can be classified as proved, the costs of drilling such an exploratory well is not carried as an asset for more than one year following completion of drilling. If, after that year has passed, a determination that proved reserves exist cannot be made, the well is assumed to be impaired, and its costs are charged to expense. Its costs can, however, continue to be capitalized if a sufficient quantity of reserves are discovered in the well to justify its completion as a producing well and sufficient progress is made in assessing the reserves and the well's economic and operating feasibility.

The impairment of unamortized capital costs is measured at a lease level and is reduced to fair value if it is determined that the sum of expected future net cash flows is less than the net book value. The Company determines if impairment has occurred through either adverse changes or as a result of the annual review of all fields.

Development costs of proved oil and gas properties, including estimated dismantlement, restoration and abandonment costs and acquisition costs, are depreciated and depleted on a field basis by the units-of-production method using proved developed and proved reserves, respectively. The costs of unproved oil and gas properties are generally combined and impaired over a period that is based on the average holding period for such properties and the Company's experience of successful drilling.

Investments in Oil and Gas Joint Ventures

The Company accounts for its investments in oil and gas joint ventures pursuant to the provisions of AICPA Accounting Interpretation No. 2 to APB No. 18. As such, the Company includes in its financial statements its pro rata share of the assets, liabilities, revenues, and expenses of the venture.

Loss Per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the years ended December 31, 2006 and 2005, there were no dilutive securities outstanding.

Income Taxes

Baseline recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Baseline provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Stock Compensation

On January 1, 2006, Baseline adopted SFAS No. 123 (R), "Share-Based Payment." SFAS 123(R) replaced SFAS No. 123 and supersedes APB Opinion No. 25. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. Baseline adopted SFAS 123(R) using the modified prospective method which requires the application of the accounting standard as of January 1, 2006. The consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of adopting SFAS 123(R). In accordance with the modified prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

During the fiscal year ended December 31, 2005, Baseline granted 13,675,000 options to purchase common stock to employees. All options are currently vested, have a weighted average exercise price of $0.07 per share and expire 5 years from the date of grant. Baseline recorded compensation expense of $10,080,000 under the intrinsic value method during the fiscal year ended December 31, 2005.

The following table illustrates the effect on net loss and net loss per share if Baseline had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

--------------------------------------------------------------------------------
                                                                     Year
                                                                     Ended
                                                               December 31, 2005
--------------------------------------------------------------------------------
Net loss as reported                                             $(17,699,449)

Add: stock based compensation determined under
intrinsic value based method                                       10,080,000

Less: stock based compensation determined under
fair value based method                                           (10,874,173)
                                                                 ------------
Pro forma net loss                                               $(18,493,622)
                                                                 ============
Basic and diluted net loss per common share:

As reported                                                      $      (1.20)
                                                                 ============
Pro forma                                                        $      (1.25)
                                                                 ============
--------------------------------------------------------------------------------

The weighted average fair value of the stock options granted during 2005 was $0.77. Variables used in the Black-Scholes option-pricing model include (1) a range of 3.9% - 4.41% for the risk-free interest rate, (2) expected option life is the actual remaining life of the options as of each period end, (3) expected volatility was 274% - 672%, and (4) zero expected dividends.

NOTE 2 - INCOME TAXES

  Deferred tax assets - NOLs                                          $ 969,241
  Less: valuation allowance                                            (969,241)
                                                                      ---------
  Net deferred tax asset                                              $      --
                                                                      =========

Baseline has net operating loss carry-forwards of approximately $2,850,000 at December 31, 2006, which begin expiring in 2024.

NOTE 3 - CONVERTIBLE NOTES

On April 6, 2005 (the effective date), Baseline acquired Coastal in exchange for 17,206,000 shares of Baseline common stock. Coastal was merged with and into Baseline with Baseline continuing as the surviving entity.

Upon the effective date of the Coastal merger, Baseline assumed the obligations with respect to $350,000 of convertible promissory notes. The notes, issued in April 2005, were convertible at any time into shares of Baseline's common stock at a rate of $0.25 per share, accrued interest at the rate of 10% per annum and matured in April 2006 (twelve months from the date of issuance). Upon conversion, each holder of these convertible promissory notes is entitled to receive an additional number of shares equal to 20% of the face amount of the convertible promissory notes. The impact of these additional shares results in an effective conversion rate of $0.21 per share. Based on the effective conversion rate of $0.21 per share, Baseline has recognized a beneficial conversion feature on the notes of $231,401 which was recorded as a debt discount. The discount was amortized over the life of the notes. On April 6, 2006, holders of Baseline's convertible promissory notes issued in April of 2005 in the aggregate principal amount of $350,000, converted all of such notes plus accrued interest into 1,820,000 shares of Baseline's common stock.

During November of 2005, Baseline sold $2,375,000 in aggregate of its units. Each Unit consisted of (i) a $50,000 principal amount in an 18 month 10% convertible promissory note ("November Note"), and (ii) such number of shares of common stock equal to the quotient of (1) the aggregate principal amount of each Note purchased, multiplied by 20% and (2) $0.50. The notes are convertible at any time at a conversion price of $0.50 per share. Interest is payable in cash or shares (at the conversion price) at the option of the Company. Purchasers of the Units received in the aggregate 950,000 shares and, upon conversion of the Notes, will receive an additional 4,750,000 Shares. Each quarter Baseline pays interest of $59,380 to the holders in the form of $12,500 in cash and 93,750 shares of Baseline common. Baseline recorded a debt discount of $680,500 in connection with the initial issuance 950,000 shares based on the stock prices of $0.71 and $0.75 on the dates of issuance. Based on the effective conversion rate of $0.50, Baseline recognized a beneficial conversion feature of $1,027,500 as a debt discount on the additional 4,750,000 shares to be issued upon conversion of the principal amount of the note. The total discount, $1,708,000, is being amortized over the life of the November Note using the effective interest method. As of December 31, 2006, $1,281,001 of the discount had been amortized resulting in a net balance for the November Note of $1,948,001.

In connection with the note issuance, Baseline granted to Gilford Securities, the placement agent, a five year warrant to purchase 475,000 shares of Common Stock at an exercise of $0.50 per share.

Baseline evaluated the application of Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" and Emerging Issues Task Force ("EITF") 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" for the 10% convertible promissory notes and the warrants issued in connection with the note issuance. Based on the guidance of SFAS No. 133 and EITF 00-19, Baseline concluded that these instruments were not required to be accounted for as derivatives.

NOTE 4 - ISSUANCE OF COMMON STOCK

On March 28, 2005, Baseline issued 17,006,000 shares as follows:

      o 100,000 shares of common stock for services valued at $35,000 and is included in share based compensation; and

      o 16,906,000 shares of common stock valued at $5,917,100 for cash proceeds of $16,590. The $5,900,194 of value in excess of the cash proceeds received has been charged to expense as share based compensation;

The services were provided by the founders in connection with non-specific research into oil and gas business opportunities. The value of the shares issued was determined by reference to the closing price of Baseline's stock on the date of issuance.

On January 16, 2006, Baseline entered into a definitive Purchase Agreement ("Purchase Agreement") to purchase certain assets from Rex Energy Operating Corp. ("Rex Energy") and its affiliates (collectively the "Rex Parties"), and the 50% membership in the New Albany -Indiana, LLC ("New Albany") that we did not already own. Concurrently with the execution of the Purchase Agreement, we entered into a Stock Agreement with certain individuals designated by Rex Energy, pursuant to which we issued a total of 12,069,250 common shares of our Common Stock valued at $1,206,925 or $0.10 per share. The issuance of such shares was subject to our right of first refusal to repurchase all such shares at a price $ 1.00 below any bona fide purchase offer for such shares made by a third party. We accounted for the aforementioned shares as a stock subscription receivable.

On June 8, 2006, Baseline entered into a Mutual Termination Agreement ("Termination Agreement") and Mutual Release Agreement ("Release Agreement") with the Rex Parties pursuant to which we and the Rex Parties mutually terminated (i) that certain purchase agreement between us dated January 16, 2006 and (ii) that certain stock agreement dated January 16, 2006 (as amended on March 10, 2006).

Pursuant to the termination agreement, the Rex Parties surrendered for cancellation of the aforementioned, 12,069,250 shares of our common stock, previously issued to them pursuant to the Stock Agreement. In connection with the surrender of these shares, the $1,206,925 of stock subscription receivable relating to the shares was eliminated as an adjustment to equity. After giving effect to the cancellation of such shares, we have 31,342,730 shares of common stock and options, warrants and convertible promissory notes to purchase up to an additional 19,562,840 shares of common stock outstanding as of December 31, 2006. Pursuant to the Release Agreement, we and the Rex Parties have agreed to release and hold each other harmless from all Claims stemming from Controversies (each as defined in the Release Agreement) arising out of our dealings with one another.

On February 1, 2006 Baseline completed a private placement of $9,000,000 by selling an aggregate of 8,181,818 shares of newly-issued Common Stock at $ 1.10 per share. As part of the transaction, Baseline issued warrants to the placement agents ("Placement Warrants") to purchase an aggregate of 204,546 shares of Common Stock at an exercise price of $1.32 per share. These warrants have a three year term. Baseline agreed to register the resale of the shares of common stock issuable upon exercise of the Placement Warrants. Based on the guidance in SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" and EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock", Baseline concluded the Placement Warrants qualified for derivative accounting. Baseline determined the Placement Warrants had the attributes of a liability and therefore recorded the fair value of the Placement Warrants on day one as a current liability and a reduction of additional paid in capital as a cost of equity issuance. Baseline is required to record the unrealized changes in fair value in subsequent periods of the Placement Warrants as an adjustment to the current liability with unrealized changes in the fair value of the derivative reflected in the statement of expenses as "(Gain)/loss on derivative liability." The fair value of the Placement Warrants was $505,671 at February 1, 2006. The fair value of the Placement Warrants was determined utilizing the Black-Scholes stock option valuation model. The significant assumptions used in the valuation were: the exercise price as noted above; the market value of Baseline's common stock on February 1, 2006, $2.50; expected volatility of 268%; risk free interest rate of approximately 4.54%; and a term of three years. The fair value of the Placement Warrants was $104,896 at December 31, 2006. The fair value of the Placement Warrants was determined utilizing the Black-Scholes stock option valuation model. The significant assumptions used in the valuation were: the exercise price as noted above; the market value of Baseline's common stock on December 31, 2006, $0.761 expected volatility of 224%; risk free interest rate of approximately 4.82%; and a term of two years and four months. The resulting unrealized change in fair value of $400,775 from February 1, 2006 was recorded in the statement of expenses as a gain on derivative liability.

On April 6, 2006, holders of Baseline's convertible promissory notes issued in April of 2005 in the aggregate principal amount of $350,000, converted all of such notes into 1,820,000 shares of Baseline's common stock.

On October 20, 2006, Baseline's registration statement was declared effective.

In November 2006, Baseline issued an aggregate of 445,920 shares of Common Stock with a value of $594,000 to investors in our February 2006 private offering. Such shares were issued as a result of Baseline's failure to timely register the shares purchased in the private offering.

On November 15, 2006, Baseline issued an aggregate of 375,000 shares of Common Stock with a value of $187,500 to holders of November Notes in payment of accrued interest through November 15, 2006.

On November 16, 2006, Wayne Brannan exercised an option to purchase 250,000 shares of Common Stock at $0.05 per share. Baseline issued 250,000 shares to Mr. Brannan in exchange for $12,500.

NOTE 5 - STOCK OPTION GRANTS

On April 1, 2005, Baseline granted a stock option to a non-employee consultant to purchase up to 500,000 shares of common stock at an exercise price of $0.30 per share. The option shall terminate no later than March 31, 2010 and may be exercised in whole or in part, at any time from and after October 1, 2005. The fair value of the option was $150,000 and has been fully expensed as share based compensation. As of the effective date of the Coastal merger noted above, see
Note 3, the shares available in connection with the option converted into an equal number of Baseline shares.

On April 29, 2005, Baseline granted stock options to seven persons, five of which are company directors and/or officers and two of which are non-employees, to acquire up to 12,950,000 shares of Baseline's common stock. The options are immediately exercisable at $0.05 per share and will expire on April 28, 2010. The options were granted as an inducement to retain management and for services rendered to Baseline. The intrinsic value of the options granted to the employees was $10,080,000 and has been expensed as share based compensation. The fair value of the options granted to the non-employees was $297,500 and has been expensed as share based compensation.

Mr. Alan Gaines ("Gaines") and Mr. Barrie Damson ("Damson"), two of the seven persons mentioned above, have options which are cancelable under certain conditions. Specifically, the agreement with Rex Energy Operating Corp. (see
Note 4) provides that each of Damson and Gaines, who presently each beneficially owns 5,894,250 shares of our outstanding Common Stock and options to acquire an additional 6,000,000 shares of Common Stock, will, upon the earlier to occur of
(i) the Closing Date or, (ii) if the Closing shall not have occurred as a result of the Baseline's breach of a material provision of the Purchase Agreement, June 30, 2006, cancel such number of shares underlying their respective stock options, such that on such date, each of Messrs. Gaines and Damson shall beneficially own no more than 9.99% of the Company's outstanding shares of Common Stock on a fully-diluted basis. As is discussed in Note 4, on June 8, 2006, Baseline terminated the Purchase Agreement with Rex Energy.

On December 20, 2005, Baseline issued to six Rex Management designees as described in stock options, exercisable for up to an aggregate of 50,000 shares of common stock at an exercise price of $1.00 per share. The options are fully vested, immediately exercisable and will expire on December 20, 2008.

On December 27, 2005, Baseline issued to Mr. Richard Cohen, CFO, a stock option, exercisable for up to 175,000 shares of common stock at an exercise price of $0.94 per share. The option is fully vested, immediately exercisable and will expire on December 26, 2010.

During 2006, Baseline's Board of Directors granted the following stock options, which are immediately exercisable with the exception of the options issued to Thomas Kaetzer as detailed below:

On August 15, 2006, Baseline granted a stock option to The Wall Street Group, a consultant, exercisable for up to 100,000 shares of Common Stock at an exercise price of $1.01 per share.

On October 20, 2006, Baseline granted a stock option to Carey Birmingham, its former president, exercisable for up to 75,000 shares of Common Stock at an exercise price of $0.50 per share.

On October 20, 2006, Baseline granted a stock option to David Loev, exercisable for up to 25,000 shares of Common Stock at an exercise price of $0.50 per share.

On November 14, 2006, Baseline granted a stock option to Masstar Inc., a consultant, exercisable for up to 360,000 shares of Common Stock at an exercise price of $0.50 per share.

On November 16, 2006 Wayne Brannan exercised an option to purchase 250,000 shares at $0.05 share.

On December 16, 2006, Baseline granted stock options to Thomas Kaetzer, then COO, now CEO, exercisable for up to 1,000,000, 500,000 and 500,000 shares of Common Stock exercisable at $0.50, $0.60 and $1.00 per share respectively. Mr. Kaetzer's options vest in three equal parts on; 1) the date of grant, 2) the 1st anniversary the date of grant, and 3) 2nd anniversary of the date of grant. Coinciding with the issue of Mr. Kaetzer's options, Messrs. Gaines and Damson agreed to cancel in aggregate options to purchase 2,000,000 shares with an exercise price of $0.05 per share.

The following table summarizes stock option activity:

                                                                        Weighted
                                                                         Average
                                                           Options        Price
Outstanding as of January 1, 2004                                --     $     --
Granted during 2004                                              --           --
Cancelled or expired                                             --           --
Exercised                                                        --           --
                                                         ----------

Outstanding as of December 31, 2004                              --           --

Granted during 2005                                      13,675,000     $   0.07
Cancelled or expired                                             --           --
Exercised                                                        --           --
                                                         ----------

Outstanding as of December 31, 2005                      13,675,000     $   0.07

Granted during 2006                                       2,560,000     $   0.64
Cancelled or expired                                     (2,000,000)        0.05
Exercised                                                  (250,000)        0.05
                                                         ----------

Outstanding as of December 31, 2006                      13,985,000     $   0.18
                                                         ----------

Exercisable as of December 31, 2006                      13,985,000     $   0.18
                                                         ==========

Options Outstanding and exercisable at December 31, 2006:

                                                                    Exercisable
                                       Number        Remaining       Number of
Exercise Price                       of Shares         Life            Shares
                                  ----------------------------------------------
           $0.05                    10,700,000          3.3          10,700,000

           $0.30                       500,000          3.3             500,000

        0.50 - $1.01                 2,785,000          4.8           1,451,667
                                    ----------                       ----------
                                    13,985,000                       12,651,667
                                    ==========                       ==========

NOTE 6 - INVESTMENT IN JOINT VENTURE

On November 25, 2005, Baseline entered into a joint venture with Rex Energy, a privately held company, for the purpose of acquiring a working interest in certain leasehold interests located in the Illinois Basin, Indiana. The joint venture will be conducted through New Albany, a Delaware limited liability company. Pursuant to a Limited Liability Company Agreement, Baseline has a 50% economic/voting interest in New Albany and Rex Energy and its affiliates has a 50% economic/voting interest in New Albany. Rex Energy Wabash, LLC, an affiliate of Rex, is the Managing Member of New Albany and manages the day to day operations of New Albany.

On November 15, 2005, New Albany entered into a Purchase and Sale Agreement with Aurora Energy Ltd ("Aurora"), pursuant to which New Albany has agreed to purchase from Aurora an undivided 48.75% working interest (40.7% net revenue interest) in (i) certain oil, gas and mineral leases covering acreage in several counties in Indiana and (ii) all of Aurora's rights under a certain Farmout and Participation Agreement with a third party ("Farmout Agreement"). In addition, at the closing of the transaction, New Albany was granted an option from Aurora, exercisable by New Albany for a period of eighteen (18) months thereafter, to acquire a fifty percent (50%) working interest in any and all acreage leased or acquired by Aurora or its affiliates within certain other counties located in Indiana, at a fixed price per acre.

On February 1, 2006, New Albany completed its acquisition of certain oil and gas leases and other rights from Aurora pursuant to the November 15, 2005 Purchase and Sale Agreement mentioned above. The total purchase price under the Aurora Purchase Agreement and the grant of the Aurora Option was $10,500,000 of which Baseline paid $5,250,000.

On February 28, 2006, New Albany acquired a 45% working interest (37.125% net revenue interest) in certain oil, gas and mineral leases covering approximately 21,000 acres of prospective New Albany Shale acreage in Knox and Sullivan Counties, Indiana. New Albany acquired its 45% working interest from Source Rock Resources, Inc., for a total consideration of $735,000 (of which Baseline paid half).

On July 21, 2006 Baseline transferred $88,714 to New Albany to fund the purchase of working interests in additional acreage acquired from Source Rock Resources, Inc.

On July 31, 2006 Baseline transferred $200,938 to New Albany to fund the purchase of working interests in additional acreage acquired from Aurora.

On October 26, 2006, Baseline transferred $680,643 to New Albany to fund its share of the pilot drilling program on the acreage acquired from Aurora and the acquisition of additional acreage from Source Rock Resources, Inc.

On November 8, 2006 Baseline transferred $250,105 to New Albany to fund its share of the pilot drilling program on the acreage acquired from Aurora

On November 17, 2006 Baseline transferred $175,013 to New Albany to fund its share of the pilot drilling program on the acreage acquired from Aurora

NOTE 7 - REGISTRATION STATEMENT-PENALTY INTEREST SHARES

As part of its Common Stock Offering in February 2006 (see Note 4), Baseline was subject to a Registration Rights Agreement requiring it to file a registration statement under the Securities Act by April 2, 2006. The company did not file by April 2, but did so on June 13, 2006. As a result, Baseline incurred a $540,000 penalty, which was paid by issuing 445,920 common shares in November 2006.

NOTE 8 - SUBSEQUENT EVENTS

On December 20, 2006, Baseline Oil & Gas entered into a Purchase and Sale Agreement ( "agreement") with Statex Petroleum I, L.P. and Charles W Gleeson LP for a number of oil and gas producing properties in Stephens County in West Texas. The purchase price was $ 28,000,000 plus interest from January 15, 2007 until date of closing. Upon execution of the agreement we paid a $1,000,000 non-refundable deposit to be credited against the purchase price at the closing scheduled to take place on or before March 9, 2007. On March 9, 2007 we entered into an amendment to the agreement whereby for an additional deposit of $300,000 paid by March 16, 2007 the deadline to close on the purchase of the Stephens County assets was extended until April 16, 2007 and the effective date for the transfer of the assets was changed from December 1, 2006 to February 1, 2007. Baseline closed this acquisition on April 12, 2007.

On January 4, 2007, Baseline granted a stock option to Richard Cohen, CFO, exercisable for up to 100,000 shares of Common Stock at an exercise price of $0.56 per share.

On January 26, 2007, Barrie Damson our Chairman and CEO and Alan Gaines our Vice Chairman and a director each made a loan of $50,000 to the Company to be used for short term working capital needs. The loans, in the form of promissory notes, bear interest at an annual rate of 6% and mature on the earlier to occur of (i) the date on which we close a financing transaction in which we obtain proceeds in excess of $5,000,000 or (ii) July 26, 2007.

On February 15, 2007, Baseline issued an aggregate of 93,750 shares of Common Stock to holders of November Notes in payment of interest for the three months ended February 15, 2007.

On March 15, 2007, Baseline closed a private bridge financing whereby we borrowed $1,700,000 from a single accredited investor, Lakewood Capital ("Lakewood"). The Company issued to Lakewood a Senior Secured Debenture ("Debenture") bearing interest at 16%, a common stock purchase warrant to purchase up to 3,000,000 shares of our common stock at an exercise price of $0.50 per share, and entered into a security agreement collateralized by the assets of the New Albany LLC. In addition we are required to pay Lakewood a closing fee of $170,000 on the date when the outstanding principal and accrued interest are paid. If Baseline consummates a debt or equity financing of $15,000,000 or more the Debenture must be paid in full. The proceeds from the Lakewood financing were used to pay the additional deposit of $300,000 on the Stephens County property, satisfy a capital call of $300,000 payable to Rex to maintain an interest in the New Albany LLC, pay existing payables on Stephens County, and pay a $170,000 fee to Casamir Capital, the placement agent. Additionally, The Company issued Casamir Capital a warrant exercisable for up to 340,000 shares of Common Stock at an exercise price of $0.50 per share. Concurrently with the closing of the Lakewood financing, Barrie Damson and Alan Gaines each cancelled stock options to purchase 1,670,000 shares of the company's common stock at an exercise of $0.05.

On March 16, 2007 we delivered $300,000 to New Albany-Indiana LLC ( "New Albany ") to pay a portion of the outstanding capital calls that we, as a member of New Albany, were required to make. Pursuant to a Membership Interest Redemption

Agreement between the Company and New Albany, we then redeemed our membership interest in the New Albany for the direct assignment to the Company of an undivided 40.423% working interest in and to all oil and gas properties, rights, and assets of New Albany. The New Albany assets have been pledged to Lakewood under a mortgage to secure the assets of Lakewood Debenture.

Effective March 21, 2007, Barrie Damson resigned as Chairman and CEO of Baseline Oil and Gas Corp. As a result of Mr. Damson's departure, the Company appointed Mr. Thomas Kaetzer to fill the vacancy on the Board and promoted Mr. Kaetzer from President/COO to Chairman/CEO.

(b) Quarterly Financial Statements of Baseline Oil & Gas Corp.

                            BASELINE OIL & GAS CORP.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                                   (Unaudited)

                                                                                 March 31,       December 31,
                                                                                   2007             2006
                                                                               ------------------------------
ASSETS
  Cash and marketable securities                                               $    488,177     $    123,678
  Deferred debt issuance costs, net of
     amortization of $453,118 and $262,379, respectively                          1,531,809           88,947
  Prepaid and other current assets                                                  200,000          125,000
                                                                               ------------     ------------
     Total current assets                                                         2,219,986          337,625

     Deferred acquisition costs                                                      29,739               --
     Deferred financing costs                                                       399,385           99,631
     Property acquisition - deposit                                               1,300,000        1,000,000
     Unproven leasehold acquisition costs                                         8,092,302        7,810,135
                                                                               ------------     ------------
     Total assets                                                              $ 12,041,412     $  9,247,391
                                                                               ============     ============
LIABILITIES & STOCKHOLDERS' EQUITY
  Accounts payable                                                             $    177,985     $     82,873
  Other payables                                                                    134,456           50,029
  Accrued liabilities                                                                43,056          171,471
  Derivative liability                                                               58,461          104,896
  Short term debt and current portion
    long term debt, net of discount                                               3,932,668        1,948,001
                                                                               ------------     ------------
     Total current liabilities                                                    4,346,626        2,357,270

STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued and outstanding

  Common stock, $.001 par value, 140,000,000
    shares authorized, 31,436,488 and 31,342,738
    shares issued and outstanding, respectively                                      31,437           31,343

  Additional paid-in-capital                                                     30,033,969       28,423,418

  Deficit accumulated in the development stage                                  (22,370,620)     (21,564,640)
                                                                               ------------     ------------

     Total stockholders' equity                                                   7,694,786        6,890,121
                                                                               ------------     ------------
      Total liabilities & stockholders' equity                                 $ 12,041,412     $  9,247,391
                                                                               ============     ============

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                            BASELINE OIL & GAS CORP.
                          (A Development Stage Company)
                             STATEMENTS OF EXPENSES
               Three Months Ended March 31, 2007 and 2006 and the
          Period from June 29, 2004 (Inception) through March 31, 2007
                                   (Unaudited)

                                                    Three Months Ended                  Inception Through
                                                         March 31,                          March 31,
                                                2007                   2006                   2007
                                          ---------------------------------------------------------------
Selling, general
and administrative                        $        288,106        $        366,956      $     20,069,558

Interest (income)                                     (758)                (22,030)             (118,388)

Interest expense                                   565,067                 469,138             2,650,264

(Gain) Loss on

derivative liability                               (46,435)                 99,973              (447,210)

Other expense                                           --                      --               216,396
                                          ---------------------------------------------------------------
Total expense                                      805,980                 914,037            22,370,620
                                          ---------------------------------------------------------------
Net loss                                  $       (805,980)       $       (914,037)     $    (22,370,620)
                                          ================================================================

Basic and diluted net loss per
share                                     $          (0.03)       $          (0.03)

Basic and diluted weighted
average shares outstanding                      31,342,738              35,557,242

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                            BASELINE OIL & GAS CORP.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
               Three Months Ended March 31, 2007 and 2006 and the
          Period from June 29, 2004 (Inception) through March 31, 2007
                                   (Unaudited)


                                                                           Three Months
                                                                              Ended
                                                                             March 31,             Inception Through
                                                                                                       March 31,
                                                                       2007             2006             2007
                                                                  --------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                          $   (805,980)    $   (914,037)     (22,370,620)
Adjustments to reconcile net loss to cash used in
  operating activities:
  Share based compensation                                              55,371               --       17,275,915
  Unrealized (gain)/loss on derivative liability                       (46,435)          99,973         (447,210)
  Amortization of debt discount                                        284,667          342,517        1,797,069
  Stock issued as penalty for delayed registration                          --               --          594,000
  Stock issued in lieu of cash interest                                 46,875               --          234,375
  Amortization of debt issuance costs                                  205,850           59,298          472,691
Changes in:
  Prepaid and other assets                                             (75,000)         (56,250)        (200,000)

  Accounts payable and accruals                                       (174,895)          64,541           89,837
                                                                  ------------     ------------     ------------
NET CASH USED IN OPERATING ACTIVITIES                                 (509,547)        (403,958)      (2,553,943)

CASH FLOWS FROM INVESTING ACTIVITIES
  Deposit on acquisition                                              (300,000)              --       (1,300,000)
  Deferred financing costs                                            (329,493)              --         (429,124)
  Property acquisition costs                                          (282,167)      (3,903,584)      (8,092,302)
                                                                  ------------     ------------     ------------
NET CASH FLOWS USED IN INVESTING
  ACTIVITIES                                                          (911,660)      (3,903,584)      (9,821,426)

CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of note payable                                              (14,294)         (16,496)         (30,790)
  Proceeds from sale of common stock, net                                   --        8,275,000        8,291,590
  Proceeds from exercise of stock options                                   --               --           12,500
  Proceeds from issuance of debt and notes                           1,800,000               --        4,590,246
                                                                  ------------     ------------     ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                            1,785,706        8,258,504       12,863,546
                                                                  ------------     ------------     ------------

NET CHANGE IN CASH                                                     364,499        3,950,962          488,177
  Cash balance, beginning of period                                    123,678          206,489               --
                                                                  ------------     ------------     ------------

  Cash balance, end of period                                     $    488,177     $  4,157,451     $    488,177
                                                                  ============     ============     ============
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest                                          $     12,500     $         --     $     62,500
  Cash paid for income taxes                                      $         --     $         --     $         --

NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Warrants issued in connection with issuance of stock            $         --     $    505,671     $    505,671

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                            BASELINE OIL & GAS CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Organization

Baseline Oil & Gas Corp. ("Baseline" or the "Company") is an independent exploration and production company, with operations presently focused in the Illinois Basin New Albany Shale play. Pursuant to that purchase agreement executed on April 12, 2007, Baseline acquired, effective as of February 1, 2007 significant oil and natural gas assets from Statex Petroleum I, L.P. and Charles
W. Gleeson LP. Such assets consist of operated and non-operated working interests in leases located in Stephens County Texas, and approximately 81 gross producing oil and natural gas wells.

Basis of Presentation

The accompanying unaudited interim financial statements of Baseline have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with Baseline's audited 2006 annual financial statements and notes thereto. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements, which would substantially duplicate the disclosure required in Baseline's 2006 annual financial statements have been omitted.

Use of Estimates

The preparation of these financial statements is in conformity with accounting principles generally accepted in the United States of America and requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - ISSUANCE OF COMMON STOCK

On March 31, 2007, Baseline issued an aggregate of 93,750 shares of common stock, with a value of $46,875, in payment of accrued interest through February 15, 2007, to holders of 10% convertible promissory notes issued by Baseline in privately negotiated transactions involving the offer and sale of $2.375 million in units consisting of such notes and Common Stock.

NOTE 3 - STOCK OPTION GRANTS

On January 4, 2007, Baseline granted a stock option to Richard Cohen, CFO, exercisable for up to 100,000 shares of Common Stock at an exercise price of $0.56 per share.

On March 15, 2007, concurrently with the closing of the Lakewood financing (see
NOTE 4), Alan Gaines, Baseline's Vice-Chairman, and Barrie Damson, a former officer and director of Baseline, each cancelled stock options to purchase 1,670,000 shares of Baseline's common stock at an exercise price of $0.05.

NOTE 4 - BRIDGE LOAN FINANCING

On March 15, 2007, Baseline borrowed $1,700,000 from a single accredited investor, Lakewood Group, LLC ("Lakewood"). Baseline issued to Lakewood a Senior Secured Debenture ("Debenture") bearing interest at 16%, a common stock purchase warrant to purchase up to 3,000,000 shares of Common Stock at an exercise price of $0.50 per share, and entered into a security agreement collateralized by the assets of Baseline. In addition Baseline is required to pay Lakewood a closing fee of $170,000 on the date when the outstanding principal and accrued interest are paid. If Baseline consummates a debt or equity financing of $15,000,000 or more the Debenture must be paid in full. The proceeds from the Lakewood financing were used to pay an additional deposit of $300,000 on the Stephens County property, to partially satisfy a capital call in the New Albany-Indiana LLC (see NOTE 6), to pay existing payables on Stephens County, and to pay a $170,000 fee to Casimir Capital, the placement agent. Additionally, The Company issued Casimir Capital a warrant exercisable for up to 340,000 shares of Common Stock at an exercise price of $0.50 per share. Concurrently with the closing of the Lakewood financing, Barrie Damson and Alan Gaines each cancelled stock options to purchase 1,670,000 shares of the Common Stock at an exercise of $0.05.

NOTE 5 - LOANS FROM FOUNDERS

On January 26, 2007, Barrie Damson our former Chairman and CEO and Alan Gaines our Vice Chairman and a director each made a loan of $50,000 to the Company to be used for short term working capital needs. The loans, in the form of promissory notes, bear interest at an annual rate of 6% and mature on the earlier to occur of (i) the date on which Baseline closes a financing transaction in which it obtains proceeds in excess of $5,000,000 or (ii) July 26, 2007.

NOTE 6 - INVESTMENT IN JOINT VENTURE AND REDEMPTION OF MEMBERSHIP INTEREST

On March 16, 2007, Baseline delivered $300,000 to New Albany-Indiana LLC ("New Albany") to pay a portion of the outstanding capital calls that it, as a member of New Albany, was required to make. Pursuant to a Membership Interest Redemption Agreement between the Company and New Albany, Baseline then redeemed its membership interest in New Albany for the direct assignment to the Company of an undivided 40.423% working interest in and to all oil and gas properties, rights, and assets of New Albany. The New Albany assets were then pledged to Lakewood under a mortgage to secure the assets of Lakewood's Debenture.

The reduction in our membership interest of 50% to a 40.423% direct working interest reflected an adjustment of our membership interest in New Albany at the time of our redemption, as a result of outstanding capital calls owed by us but assumed by the affiliates and/or assigns of Rex Energy, the other joint venture partner.

After redeeming its membership interest in New Albany on March 16, 2007, Baseline now owns the following assets:

            o 19.7% working interest in the Aurora/Wabash Area of Mutual Interest (AMI), consisting of approximately 122,000 gross acres (approximately 24,400 acres net to us), seven New Albany natural gas pilot wells (four horizontal and three vertical wells), one natural gas compression/treating facility, two salt water disposal wells, three Devonian Reef gas wells (5% working interest to us) and three horizontal wells currently scheduled to be drilled in 2007;

            o 18.2% working interest in the Rex Knox County AMI, consisting of approximately 41,000 total acres (approximately 7,380 acres net to us) acquired from Source Rock, and five horizontal wells currently scheduled to be drilled in 2007; and

            o 6.9% working interest in the El Paso AMI, consisting of approximately 8,000 acres (560 acres net to us) and one horizontal well drilled in 2007.

NOTE 7 - SUBSEQUENT EVENTS

On December 20, 2006, Baseline entered into a Purchase and Sale Agreement with Statex Petroleum I, L.P. and Charles W. Gleeson LP for a number of oil and gas producing properties in Stephens County in West Texas (the "Statex Assets"). The purchase price was $28,000,000 plus interest from January 15, 2007 until date of closing. Upon execution of the agreement Baseline paid a $1,000,000 non-refundable deposit to be credited against the purchase price at the closing scheduled to take place on or before March 9, 2007. On March 9, 2007, Baseline entered into an amendment to the agreement whereby for an additional deposit of $300,000 paid by March 16, 2007 the deadline to close on the purchase of the Stephens County assets was extended until April 16, 2007 and the effective date for the transfer of the assets was changed from December 1, 2006 to February 1, 2007. Baseline closed this acquisition on April 12, 2007.

On April 12, 2007, Baseline paid Lakewood a total of $1,892,000 to retire the Debenture. The payment included a repayment $1,700,000 in principal of the Debenture, a $170,000 closing fee and interest of $22,000 (see NOTE 4).

On April 12, 2007, Baseline entered into a Credit Agreement (the "Credit Agreement") with Drawbridge Special Opportunities Fund LP ("Drawbridge"), as Administrative Agent and the lenders named therein and party thereto (the "Lenders"). The Credit Agreement provides for a revolving credit commitment of up to $54.7 million and a Term Loan Commitment of $20.3 million. Revolving Loans must be paid on or before April 12, 2010 and Term Loans on or before October 12, 2010. The Revolving Loans accrues interest at the Prime Rate and The Term Loans accrues interest at the Prime Rate or 7.5%, whichever is greater, plus 3%. As security for Baseline's obligations under the Credit Agreement, Baseline granted Drawbridge a security interest in and a first lien on, all of its existing and after-acquired assets including, without limitation, the Statex Assets. Additionally, Baseline granted the Lenders an overriding royalty interest ranging between 2% and 3% in (i) its existing Oil and Gas Properties and (ii) Oil and Gas Properties that it acquires after the lending date until the Credit Agreement is terminated. On April 12, 2007 Baseline drew down $9.7 million as a Revolving Loan. In addition, Baseline drew down $20.3 million as a Term Loan.

On April 12, 2007, in accordance with a requirement of the Credit Agreement, Baseline also entered into a Swap Agreement ("Swap Agreement") with Macquarie Bank Limited, which provides that Baseline puts in place, for each month through the third anniversary of April 12, 2007, separate swap hedges with respect to approximately 75% of the projected production from Proved Developed Producing Reserves. The swap hedges provide for a fixed price of $68.20 per barrel for a three year period, commencing June 1, 2007. The hedging arrangement is based upon a minimum of 11,000 barrels in the first year and provides for monthly settlements.

On April 12, 2007, concurrently with the closing of the Drawbridge loan transaction, Alan Gaines, our Vice Chairman, and Barrie Damson, a former officer and director of our Company, each surrendered stock options to purchase 1.6 million shares of Common Stock at an exercise price of $0.05 per share, resulting in the cancellation of options for an aggregate of 3.2 million shares of Common Stock.

(c) Financial Statements of Businesses Acquired.

             Report of Independent Registered Public Accounting Firm

To the Shareholders of Baseline Oil & Gas Corp.
Houston, TX

We have audited the accompanying Statements of Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties ("Statex Properties") Purchased from Statex Petroleum I, L.P. and Charles W. Gleason, L.P. (the "Financial Statements") for the years ended December 31, 2006 and 2005. These Financial Statements are the responsibility of Baseline Oil & Gas Corp.'s management. Our responsibility is to express an opinion on the Financial Statements based on our audits.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Financial Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Financial Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Financial Statement presentation. We believe our audits provide a reasonable basis for our opinion.

The accompanying Financial Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2. The presentation is not intended to be a complete presentation of the properties described above.

In our opinion, the Financial Statements referred to above present fairly, in all material respects, the Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties Purchased from Statex Petroleum I, L.P. and Charles
W. Gleason, L.P. as described in Note 1 for the years ended December 31, 2006 and 2005, in conformity with U.S. generally accepted accounting principles.


/s/ Malone & Bailey, PC
-----------------------
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

April 9, 2007

                            Baseline Oil & Gas Corp.
          Statements of Combined Revenues and Direct Operating Expenses
                    of Oil and Gas Properties Purchased From
              Statex Petroleum I, L.P. and Charles W. Gleason, L.P.

                                                          For the Years Ended
                                                              December 31,
                                                          2006           2005
                                                      --------------------------

Revenues                                              $12,522,236    $10,732,108

Direct operating expenses                               6,446,934      5,016,266
                                                      -----------    -----------

Excess of revenues over direct operating expenses     $ 6,075,302    $ 5,715,842
                                                      ===========    ===========

The accompanying notes are an integral part of the financial statements.

                            Baseline Oil & Gas Corp.
          Statement of Combined Revenues and Direct Operating Expenses
                    of Oil and Gas Properties Purchased From
              Statex Petroleum I, L.P. and Charles W. Gleason, L.P.
                          Notes to Financial Statements

(1) The Properties

On December 20, 2006, Baseline Oil & Gas, Corp. ("Baseline" or the "Company") entered into a Purchase and Sale Agreement to purchase certain oil and has properties (the "Properties") owned by Statex Petroleum I, L.P. and Charles W. Gleeson L.P. (collectively, the "Seller") for $28,600,000. On April 12, 2007, Baseline finalized the acquisition of the Properties.

(2) Basis For Presentation

The statement of combined revenues and direct operating expenses has been derived from the Seller's historical financial records and is prepared on the accrual basis of accounting. Revenues and direct operating expenses as set forth in the accompanying statement includes revenues from oil and gas production, net of royalties, and associated direct operating expenses related to the net revenue interest and net working interest, respectively. These revenues and expenses in the Properties represent Baseline's acquired interest.

During the periods presented, the Properties were not accounted for or operated as a separate division of the Seller. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances.

This statement varies from an income statement in that it does not show certain expenses, which were incurred in connection with the ownership of the Properties, such as general and administrative expenses, and income taxes. These costs were not separately allocated to the Properties in the Seller's historical financial records and any pro forma allocation would be both timing consuming and expensive and would not be a reliable estimate of what these costs would actually have been had the Properties been operated historically as a stand alone entity. In addition, these allocations, if made using the historical Seller general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Properties had they been assets of Baseline, due to the greatly varying size, structure, and operations between Baseline and the Seller. This statement does not include provisions for depreciation, depletion and amortization as such amounts would not be indicative of future costs and those costs which would be incurred by Baseline upon allocation of purchase price. Accordingly, the financial statement and other information presented are not indicative of the financial condition or results of operations of the Properties going forward due to the changes in the business and the omission of various operating expenses.

For the same reason, primarily the lack of segregated or easily obtainable reliable data on asset values and related liabilities, a balance sheet is not presented for the Properties. At the end of the economic life of the Properties, certain restoration and abandonment costs will be incurred by the respective owners of the Properties. No accrual for these costs is included in the direct operating expenses.

(3) Commitments and Contingencies

Baseline is not aware of any legal, environmental or other commitments or contingencies relating to the Properties that would have a material effect on the statement of combined revenues and direct operating expenses.

(4) Revenue Recognition

It is Baseline's policy to recognize revenue when production is sold to a purchaser at a fixed or determinable price.

(5) Supplemental Oil and Gas Information (Unaudited)

A. General.

The estimated net proved oil and gas reserves and the present value of estimated cash flows from those reserves from the Properties acquired by Baseline are summarized below. The reserves were estimated by Pressler Petroleum Consultants, Inc. ("Pressler") in a report dated February 27, 2007 as of December 31, 2006. The reserve study was paid for by Baseline and was based on information provided by the Seller to Pressler. The December 31, 2006 reserve study was the only determination of proved reserves that is available therefore there will be no revisions of reserve estimates because no previous determination of estimates exists. Likewise there was no detail of extensions, discoveries and improved recovery for the periods below because there was no basis in which to determine when a discovery or extension was actually made.

B. Estimated Oil and Gas Reserve Quantities.

There was no determination of proven reserves at December 31, 2005. The only reserve study was done as of December 31, 2006. For the table below, the December 31, 2006 proved reserve total was adjusted for the actual production activity to determine what the proved reserves would have been at December 31, 2005 based on the reserve study as of December 31, 2006.

There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production. The following reserve data related to the Properties represent estimates only and should not be construed as being exact. The reliability of the estimates at any point in time depends on both quality and quantity of the technical and economic data, the performance of the reservoirs, as well as extensive engineering judgment. Consequently, reserve estimates are subject to revision as additional data becomes available during the producing life of a reservoir. The evolution of technology may also result in the application of improved recovery techniques, such as supplemental or enhanced recovery projects, which have the potential to increase reserves beyond those currently envisioned.

Estimates of proved reserves are derived from quantities of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing operating and economic conditions and rely upon a production plan and strategy.

Statement of Financial Accounting Standards No. 69, Disclosures About Oil and Gas Producing Activities ("FAS 69"), requires calculation of future net cash flows using a 10% annual discount factor and year-end prices, costs and statutory tax rates, except for known future changes such as contracted price and legislated tax rates.

All of the reserves relating to the Properties are located in the United States.

Estimated Oil and Gas Information:

                                                                                                Oil
                                                                                            Equivalent
                                                             Oil (Bbls)       Gas (Mcf)        (BOE)
                                                             -------------------------      ----------
Total Proved Reserves
Balance - December 31, 2005                                   3,781,640        373,648      3,843,915

Production                                                     (193,250)       (29,588)      (198,181)
Purchases of reserve in-place                                        --             --             --
Extensions, discoveries and improved recovery                        --             --             --
Transfers/sales of reserve in place                                  --             --             --
Revisions of previous estimates                                      --             --             --
                                                             ----------     ----------     ----------
Ending reserves - December 31, 2006                           3,588,390        344,060      3,645,734
                                                             ==========     ==========     ==========
Proved developed reserves:                                    2,881,390        303,470      2,931,968
                                                             ==========     ==========     ==========

                                                                                                Oil
                                                                                            Equivalent
                                                             Oil (Bbls)       Gas (Mcf)        (BOE)
                                                             -------------------------      ----------
Total Proved Reserves
Balance - December 31, 2004                                   3,972,921        405,090      4,040,436

Production                                                     (191,281)       (31,442)      (196,521)
Purchases of reserve in-place                                        --             --             --
Extensions, discoveries and improved recovery                        --             --             --
Transfers/sales of reserve in place                                  --             --             --

Revisions of previous estimates                                      --             --             --
                                                             ----------     ----------     ----------
Balance - December 31, 2005                                   3,781,640        373,648      3,843,915
                                                             ==========     ==========     ==========
Proved developed reserves:                                    3,025,312        328,810      3,080,114
                                                             ==========     ==========     ==========

C. Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves.

The following disclosures concerning the standardized measure of future cash flows from proved oil and gas reserves are presented in accordance with FAS 69. As prescribed by FAS 69, the amounts shown are based on prices and costs at the end of each period and a 10% annual discount factor.

Future cash flows are computed by applying fiscal year-end prices of natural gas and oil to year-end quantities of proved natural gas and oil reserves. Future operating expenses and development costs are computed primarily by the Company by estimating the expenditures to be incurred in developing and producing the Properties' proved natural gas and oil reserves at the end of the year based on year end costs and assuming continuation of existing economic conditions. Future income taxes are based on currently enacted statutory rates.

The standardized measure of discounted future net cash flows is not intended to represent the replacement costs or fair value of the Properties' natural gas and oil reserves. An estimate of fair value would take into account, among other things, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates of natural gas and oil producing operations.

The standardized measure of discounted future net cash flows from the Company's estimated proved gas reserves is provided for the financial statement user as a common base for comparing oil and gas reserves of enterprises in the industry and may not represent the fair market value of the Company's oil and gas reserves or the present value of future cash flows of equivalent reserves due to various uncertainties inherent in making these estimates. Those factors include changes in oil and gas prices from year end prices used in the estimates, unanticipated changes in future production and development costs and other uncertainties in estimating quantities and present values of oil and gas reserves.

The Standardized Measure of Discounted Future Net Cash Flows relating to the Properties' proved oil and gas reserves is as follows:

                                                                             Years Ended December 31,
                                                                      -------------------------------------
                                                                           2006                    2005
                                                                      -------------           -------------
Future cash inflows                                                   $ 212,297,137           $ 220,860,507
Future production costs                                                (116,402,890)           (122,846,877)
Future development costs                                                 (5,142,900)             (5,142,900)
                                                                      -------------           -------------
Future net cash flows before income taxes                                90,751,347              92,870,730
Future income tax                                                       (30,428,739)            (31,311,622)
                                                                      -------------           -------------
Future net cash flows                                                    60,322,608              61,559,108
Discount at 10% annual rate                                             (27,145,174)            (27,701,599)
                                                                      -------------           -------------
Standardized measure of discounted future net cash flows              $  33,177,434           $  33,857,509
                                                                      =============           =============

The principal changes in the standardized measure of discounted future net cash flows relating to proved oil and gas reserve are summarized below:

                                                                             Years Ended December 31,
                                                                      ------------------------------------
                                                                         2006                      2005
                                                                      ------------            ------------
Standardized measure, beginning of year                               $ 33,857,509            $ 14,578,422
Sales, net of production costs                                          (6,884,367)             (5,715,842)
Net change in prices, net of production costs                            2,620,732              32,530,132
Extensions and discoveries                                                      --                      --
Development costs incurred                                                      --                      --
Accretion of discount, changes in production rates and other             3,034,480               2,426,554
Change in income tax                                                       549,080              (9,961,757)
Revision of quantity estimates                                                  --                      --
                                                                      ------------            ------------
End of year                                                           $ 33,177,434            $ 33,857,509
                                                                      ============            ============

(d) Pro Forma Financial Information.

                            Baseline Oil & Gas Corp.
               Unaudited Pro Forma Condensed Financial Statements

The following unaudited pro forma condensed financial statements and related notes are presented to show the pro forma effects of the acquisition of the Properties from the Seller.

The pro forma condensed statements of operations are presented to show income from continuing operations as if the acquisition of the Properties occurred effective January 1, 2005. The pro forma condensed balance sheet is based on the assumption that the acquisition of the Properties occurred effective December 31, 2006.

Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed financial statements. The pro forma data are not necessarily indicative of the financial results that would have been attained had the acquisition of the Properties occurred on the dates referenced above and should not be viewed as indicative of operations in future periods. The unaudited pro forma condensed financial statements should be read in conjunction with notes thereto, Baseline's Annual Report on Form 10-KSB for the year ended December 31, 2006 and the Statement of Combined Revenues and Direct Operating Expenses Purchased of Oil and Gas Properties Purchased From Statex Petroleum I, L.P. and Charles W. Gleason, L.P. included herein.

                            Baseline Oil & Gas Corp.
              Unaudited Pro Forma Condensed Statement of Operations
                      For the Year Ended December 31, 2006

                                                      Baseline        Properties        Pro Forma
                                                     Historical       Historical       Adjustments              Pro Forma
                                                    ----------------------------------------------            ------------
Revenues                                            $         --     $ 12,522,236     $         --            $ 12,522,236
                                                    ----------------------------------------------            ------------

Direct operating costs                                        --        6,446,934               --               6,446,934
Depreciation, depletion and amortization                      --               --        1,434,299 (a)           1,434,299
General & administrative                               2,386,364               --               --               2,386,364
Gain on derivitive liability                            (400,775)              --               --                (400,775)
Financing costs, net                                   1,787,295               --        3,600,010 (b)(c)        5,387,305
                                                    ----------------------------------------------            ------------
                                                       3,772,884        6,446,934        5,034,309              15,254,127
                                                    ----------------------------------------------            ------------

Income (loss) before income taxes                     (3,772,884)       6,075,302       (5,034,309)             (2,731,891)

Provision for income tax                                      --               --               --                      --
                                                    ----------------------------------------------            ------------

Net income (loss) to common                         $ (3,772,884)    $  6,075,302     $ (5,034,309)           $ (2,731,891)
                                                    ==============================================            ============

Basic and diluted earnings per share                $      (0.11)                                             $      (0.08)

Weighted shares outstanding                           33,989,119                                                33,989,119

The accompanying notes to the unaudited pro forma condensed financial statements are an integral part of these statements.

                            Baseline Oil & Gas Corp.
              Unaudited Pro Forma Condensed Statement of Operations
                      For the Year Ended December 31, 2005

                                                      Baseline        Properties        Pro Forma
                                                     Historical       Historical       Adjustments              Pro Forma
                                                    ----------------------------------------------            ------------
Revenues                                            $         --     $ 10,732,108     $         --            $ 10,732,108
                                                    ----------------------------------------------            ------------

Direct operating costs                                        --        5,016,266               --               5,016,266
Depreciation, depletion and
  amortization                                                --               --        1,422,285 (a)           1,422,285

General & administrative                              17,305,279               --        1,292,000 (d)          18,547,279
Financing costs, net                                     394,170               --        3,600,010 (b)(c)        3,994,180
                                                    ----------------------------------------------            ------------
                                                      17,699,449        5,016,266        6,314,295              29,030,010
                                                    ----------------------------------------------            ------------

Income (loss) before income taxes                    (17,699,449)       5,715,842       (6,314,295)            (18,297,902)

Provision for income tax                                      --               --               --                      --
                                                    ----------------------------------------------            ------------

Net income (loss) to common                         $(17,699,449)    $  5,715,842     $ (6,314,295)           $(18,297,902)
                                                    ==============================================            ============

Basic and diluted earnings per share                $      (1.20)                                             $      (1.24)

Weighted shares outstanding                           14,777,299                                                14,777,299

The accompanying notes to the unaudited pro forma condensed financial statements are an integral part of these statements.

                                             Baseline Oil & Gas Corp.
                                    Unaudited Pro Forma Condensed Balance Sheet
                                              as of December 31, 2006

                                                      Baseline         Pro Forma
                                                     Historical       Adjustments                 Pro Forma
                                                    -----------------------------               ------------
Assets
Current assets                                      $    248,678     $         --               $    248,678
Net property, plant and equipment                      7,810,135       30,015,320  (1)(2)(3)      37,825,455
Other assets                                           1,188,578       (1,000,000) (4)               188,578
                                                    -----------------------------               ------------
Total Assets                                        $  9,247,391     $ 29,015,320               $ 38,262,711
                                                    =============================               ============
Liabilities and shareholders' equity
Current liabilities                                    2,357,270               --               $  2,357,270
Long-term debt                                                         28,656,704  (5)(6)         28,656,704
Other non-current liabilities                                 --               --                         --
Shareholders equity                                    6,890,121          358,616  (6)(7)          7,248,737
                                                    -----------------------------               ------------
Total liabilities and shareholders equity           $  9,247,391     $ 29,015,320               $ 38,262,711
                                                    =============================               ============

The accompanying notes to the unaudited pro forma condensed financial statements are an integral part of these statements.

                            Baseline Oil & Gas Corp.
           Notes to Unaudited Pro Forma Condensed Financial Statements

Basis of Presentation

The unaudited pro forma statement of operations for the year ended December 31, 2005, is based on the audited financial statements of Baseline for the year ended December 31, 2005, the audited the Statements of Combined Revenues and Direct Operating Expenses of Oil and Gas Properties Purchased From Statex Petroleum I, L.P. and Charles W. Gleason, L.P. for the year ended December 31, 2005 and the adjustments and assumptions described below.

The unaudited pro forma statement of operations for the year ended December 31, 2006, and the unaudited pro forma balance sheet as of December 31, 2006, are based on the audited financial statements of Baseline as of and for the year ended December 31, 2006, the audited Statements of Combined Revenues and Direct Operating Expenses of Oil and Gas Properties Purchased From Statex Petroleum I, L.P. and Charles W. Gleason, L.P. for the year ended December 31, 2006, and the adjustments and assumptions described below.

Pro forma adjustments:

The unaudited pro forma statements of operations reflect the following adjustments:

      a. Record incremental depreciation, depletion and amortization expense, using units of production method, resulting from the purchase of the Properties.
      b. Record interest expense associated with Revolving Loan A and Term Loan B from Petrobridge Investment Management, LLC ("Petrobridge")
      c. Record amortization of the $473,320 commitment fee paid and the $1,177,296 fair market value of Warrants issued to Petrobridge. The amounts are being amortized over the life of the notes.
      d.    Record $1,292,000 in non-deal related expenses.

The unaudited pro forma balance sheet reflects the following adjustments associated with the acquisition of the Properties as of December 31, 2006.

      1.    Record the purchase price of the Statex Properties, $28,600,000.
      2. Record the $473,320 commitment fee paid to Petrobridge and the $642,000 in other deal related closing costs.
      3. Record $300,000 incremental investment in New Albany Indiana properties.
      4.    Application of deposit to purchase Statex Properties.
      5. Record the $30,307,320 borrowed from Petrobridge in the form of the $10,307,320 Revolving Loan A and $20,300,000 Term Loan B.
      6. Record amortization of the $473,320 commitment fee and the debt discount of $1,177,296 associated with the issuance of warrants to purchase 3,200,000 shares of stock issued to Petrobridge.
      7.    Record $1,292,000 in non-deal related expenses.

                            Baseline Oil & Gas Corp.
                 Pro Forma Supplemental Oil and Gas Disclosures
                                   (Unaudited)

A. General.

The following table sets forth certain unaudited pro forma information concerning Baseline's proved oil and gas reserves as of December 31, 2006 and 2005, giving effect to the purchase of the Properties from the Seller as if it had occurred on January 1, 2005. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production. The following reserve data related to the Properties represent estimates only and should not be construed as being exact. The reliability of these estimates at any point in time depends on both the quality and quantity of the technical and economic data, the performance of the reservoirs, as well as extensive engineering judgment. Consequently, reserve estimates are subject to revision as additional data becomes available during the producing life of a reservoir. The evolution of technology may also result in the application of improved recovery techniques, such as supplemental or enhanced recovery projects, which have the potential to increase reserves beyond those currently envisioned.

B. Estimated Oil and Gas Reserve Quantities.

There was no determination of proven reserves at December 31, 2005. The only reserve study was done as of December 31, 2006. For the table below, the December 31, 2006 proved reserve total was adjusted for the actual production activity to determine what the proved reserves would have been at December 31, 2005 based on the reserve study as of December 31, 2006.

There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. Estimates of proved reserves are derived from quantities of crude oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing operating and economic conditions and rely upon a production plan and strategy. The following reserve data represents estimates only and should not be construed as being exact.

All of the reserves are located in the United States.

Estimated oil and gas information:

                                                                Barrel Oil Equivalent Reserves (BOE)
                                                               --------------------------------------
Total proved reserves:                                         Baseline      Properties     Pro Forma
                                                               --------------------------------------
Balance, December 31, 2005                                             --     3,843,915     3,843,915
Production                                                             --      (198,181)     (198,181)
Purchases of reserve in-place                                          --            --            --
Extensions, discoveries and improved recovery                          --            --            --
Transfers/sales of reserve in place                                    --            --            --
Revisions of previous estimates                                        --            --            --
                                                               --------------------------------------
Balance, December 31, 2006                                             --     3,645,734     3,645,734
                                                               ======================================

Proved developed reserves at December 31, 2006                         --     2,931,968     2,931,968
                                                               ======================================

                                                                Barrel Oil Equivalent Reserves (BOE)
                                                               --------------------------------------
Total proved reserves:                                         Baseline      Properties     Pro Forma
                                                               --------------------------------------
Balance, December 31, 2004                                             --     4,040,436     4,040,436
Production                                                             --      (196,521)     (196,521)
Purchases of reserve in-place                                          --            --            --
Extensions, discoveries and improved recovery                          --            --            --
Transfers/sales of reserve in place                                    --            --            --
Revisions of previous estimates                                        --            --            --
                                                               --------------------------------------
Balance, December 31, 2005                                             --     3,843,915     3,843,915
                                                               ======================================

Proved developed reserves at December 31, 2005                         --     3,080,114     3,080,114
                                                               ======================================

Pro Forma Standardized Measure of Discounted Future Net Cash Flows:

The following is a summary of pro forma standardized measure of discounted future net cash flows from proved oil and gas reserves of Baseline and the Properties as of December 31, 2006 and 2005, net of income tax expense and includes the effects of the acquisition of the Properties. Future cash flows are computed by applying fiscal year-end prices of natural gas and oil to year-end quantities of proved natural gas and oil reserves. Future operating expenses and development costs are computed Baseline by estimating the expenditures to be incurred in developing and producing the Properties' proved natural as and oil reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions. Future income taxes are based on currently enacted statutory rates.

This information should be viewed only as a form of standardized disclosure concerning possible future cash flows that would result under the assumptions used but should not be viewed as indicative of fair market value nor be considered indicative of any trends. Reference should be made to Baseline's financial statements for the year-ended December 31, 2006 and the Statements of Combined Revenues and Direct Operating Expenses Purchased of Oil and Gas Properties Purchased from Statex Petroleum I, L.P. and Charles W. Gleason, L.P. included herein, for a discussion of the assumptions used in preparing the information presented.

                                                               Year Ended December 31, 2006
                                                    ------------------------------------------------
                                                       Baseline        Properties         Pro Forma
                                                    ------------------------------------------------
Future cash inflows                                 $          --    $ 212,297,137     $ 212,297,137
Future production costs                                        --     (116,402,890)     (116,402,890)
Future development costs                                       --       (5,142,900)       (5,142,900)
                                                    ------------------------------------------------
Future net cash flows before income taxes
                                                               --       90,751,347        90,751,347
Future income tax                                              --      (30,428,739)      (30,428,739)
                                                    ------------------------------------------------
Future net cash flows
                                                               --       60,322,608        60,322,608
Discount at 10% annual rate                                    --      (27,145,174)      (27,145,174)
                                                    ------------------------------------------------
Discounted future net cash flow                     $          --    $  33,177,434     $  33,177,434
                                                    ================================================

                                                               Year Ended December 31, 2005
                                                    ------------------------------------------------
                                                       Baseline        Properties         Pro Forma
                                                    ------------------------------------------------
Future cash inflows                                 $          --    $ 220,860,507     $ 220,860,507
Future production costs                                        --     (122,846,877)     (122,846,877)
Future development costs                                       --       (5,142,900)       (5,142,900)
Future income tax                                              --      (31,311,622)      (31,311,622)
                                                    ------------------------------------------------
Future net cash flows
                                                               --       61,559,108        61,559,108
Discount at 10% annual rate                                    --      (27,701,599)      (27,701,599)
                                                    ------------------------------------------------
Discounted future net cash flow                     $          --    $  33,857,509     $  33,857,509
                                                    ================================================

The principal changes in the pro forma standardized measure of discounted future net cash flows relating to proven oil and gas reserve is as follows:

                                                                Year Ended December 31, 2006
                                                    ------------------------------------------------
                                                       Baseline         Properties        Pro Forma
                                                    ------------------------------------------------
Beginning of year                                   $           --    $ 33,857,509     $ 33,857,509
Sales, net of production costs                                  --      (6,884,367)      (6,884,367)
Net change in prices, net of production costs                   --       2,620,732        2,620,732
Extensions and discoveries                                      --              --               --
Development costs incurred                                      --              --               --
Accretion of discount, changes in production
rates and other                                                 --       3,034,480        3,034,480
Change in income tax                                            --         549,080          549,080
Revision of quantity estimates                                  --              --               --
                                                    ------------------------------------------------
End of year                                         $           --    $ 33,177,434     $ 33,177,434
                                                    ================================================

                                                                Year Ended December 31, 2005
                                                    ------------------------------------------------
                                                       Baseline         Properties        Pro Forma
                                                    ------------------------------------------------
Beginning of year                                   $           --    $ 14,578,422     $ 14,578,422
Sales, net of production costs                                  --      (5,715,842)      (5,715,842)
Net change in prices, net of production costs                   --      32,530,132       32,530,132
Extensions and discoveries                                      --              --               --
Development costs incurred                                      --              --               --
Accretion of discount, changes in production
rates and other                                                 --       2,426,554        2,426,554
Change in income tax                                            --      (9,961,756)      (9,961,756)
Revision of quantity estimates                                  --              --               --
                                                    ------------------------------------------------
End of year                                         $           --    $ 33,857,509     $ 33,857,509
                                                    ================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Our Articles of Incorporation and by-laws provide that we will indemnify to the fullest extent permitted by the Nevada General Corporation Law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer, employee or agent of our Company or serves or served at our request as a director, officer or employee of another corporation or entity.

      We may enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our articles of incorporation and by-laws. These agreements, among other things, would indemnify our directors and officers for certain expenses (including advancing expenses for attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or officer of our Company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

      We maintain a Directors, Officers and Company Liability Policy.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

      Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

         SEC Registration Fee                             $ 4,473
         Legal Fees and Expenses                           15,000
         Accountants' Fees and Expenses                    10,000
         Miscellaneous Expenses                            10,000
                                                          -------
         Total                                            $39,473

Item 26. Recent Sales of Unregistered Securities


      As of August 1, 2007, we have 33,054,150 shares of Common Stock issued and outstanding, plus options, warrants and convertible promissory notes that are convertible into or exercisable for up to an additional 19,019,090 shares of Common Stock.


      All issuances of equity securities in the last 3 years described below were issued pursuant to exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

      Issuances Related to Costal Merger.

      On March 28, 2005, Coastal issued 17,006,000 shares of its common stock as follows: (i) 100,000 shares of common stock for services valued at $35,000 and
(ii) 16,906,000 shares of common stock valued at $5,917,100 for cash proceeds of $16,906. The $5,900,194 of value in excess of the cash proceeds received has been charged to expense as share based compensation. The services were provided by the founders in connection with non-specific research into oil and gas business opportunities. The value of the shares issued was determined by reference to the closing price of College Oak's common stock on the date of issuance.

      On April 1, 2005, Coastal granted a stock option to purchase 500,000 shares of Coastal common stock at $0.30 per share to a consultant. This option is exercisable until March 31, 2010 and became exercisable on October 1, 2005. The fair value of this option was $150,000 and it has been fully expensed as share-based compensation. As of the effective date of the merger with Coastal, this option became an option to purchase 500,000 shares of our Common Stock, exercisable until March 31, 2010 at the price of $0.30 per share.

      Issuances Related to Coastal Merger.

      On April 6, 2005, Coastal merged into us in exchange for 17,206,000 newly-issued shares of our Common Stock. On the date of the merger, all of the then issued and outstanding shares of common stock of Coastal (17,206,000 shares) were converted into an equal number of shares of our Common Stock. In addition, each right to purchase shares of common stock of Coastal automatically became a right to purchase an equal number of shares of our Common Stock. Immediately prior to the date of the merger, options to acquire up to 500,000 shares of Coastal's common stock were outstanding. Immediately prior to the date of the merger, we had 2,114,000 shares of Common Stock outstanding.

      Pursuant to a private offering, immediately prior to the date of the merger, Coastal sold an aggregate of $350,000 of its convertible promissory notes. Under the merger, we assumed the obligations of these notes. The face amount of each note is equal to the amount of the holder's investment and bears interest at a rate of 10% per annum, payable in shares of Common Stock. In April 2006, all of these notes, including accrued interest thereon, were converted into a total of 1,820,000 shares of our Common Stock, such shares including certain "kicker" shares that were provided for pursuant to the notes.

      Issuances Following the Coastal Merger.

      On April 29, 2005, we granted stock options to seven persons to purchase an aggregate of 12,950,000 shares of our Common Stock. These options are exercisable at any time at $0.05 per share and will expire on April 28, 2010. These options were granted as an inducement to retain management and for services rendered to us. Among the options described in this paragraph, the fair value of the options granted to the five individuals who were our employees (or expected at the time of grant to become our employees or directors) was $10,080,000 and the fair value of the options granted to the two non-employees was $297,500. Of the options granted on April 29, 2005, options exercisable for 8,540,000 shares issued to one former and one current officer have been since canceled and an option for 250,000 shares of Common Stock has been exercised.

      Issuances in connection with our November 2005 Placement.

      In the November 2005 Placement, we sold in a private placement to accredited investors $2,375,000 of units, with each unit consisted of (i) a $50,000 principal amount 10% convertible promissory note (the "November Note"), and (ii) such number of shares of Common Stock, determined by dividing (1) the product of the aggregate principal amount of each November Note purchased multiplied by twenty percent (20%), by (2) $0.50. Each November Note matures eighteen (18) months from the date of issuance and bears interest at the rate of 10% per annum. The holder of a November Note may elect to receive interest on its November Note in cash or in shares of Common Stock valued at $0.50 per share. At any time prior to maturity, the holder may convert the principal and accrued but unpaid interest on its November Note into such number of shares of Common Stock (the "November Conversion Shares") equal to the outstanding principal amount plus accrued but unpaid interest on the November Note divided by $0.50. We received total gross proceeds in the November 2005 Placement of $2,375,000. To date, purchasers of the notes have received in the aggregate (i) 950,000 shares of Common Stock (the "November Shares") and (ii) 562,500 shares paid as interest. In addition, the holders of $150,000 principal amount of Notes recently converted their Notes into 300,000 shares of common stock. In the event holders of the remaining Notes outstanding ($2,225,000) elect to convert, the Company will issue an additional 4,450,000 shares of common stock. In May of 2007, holders of the Notes agreed to extend the maturity dates of the Notes until November 15, 2007 in exchange for (i) the issuance by the Company of an aggregate of 380,000 shares of common stock and (ii) an increase from 10% to 12% on the interest rate of the Note, effective May 16, 2007. None of such shares are being registered herein. In connection with the November 2005 Placement, we paid a placement agent (i) a $237,500 commission (ten percent (10%) of the gross proceeds), (ii) a $23,750 non-accountable expense allowance (one percent (1%) of the gross proceeds) and (iii) a five year warrant to purchase 475,000 shares of Common Stock (the "Warrant Shares"), at an exercise of $0.50 per share.


      Issuances In Connection with Rex Energy Transactions.

      As of January 16, 2006, we issued, an aggregate of 12,069,250 shares of our Common Stock to certain designees of Rex Energy in consideration of Rex Energy and its affiliates' entering into the Rex Purchase Agreement. As of December 20, 2005, we also issued three-year stock options to certain designees of Rex Energy exercisable for up to an aggregate of 50,000 shares of our Common Stock at an exercise price of $1.00 per share.

      Pursuant to the Termination Agreement, the Rex parties surrendered for cancellation all of the 12,069,250 shares of our Common Stock previously issued to them. In connection with the surrender of these shares, the $1,206,925 of stock subscription receivables relating to the shares were eliminated as an adjustment to equity. Pursuant to release executed as part of the Termination Agreement, we and the Rex parties have agreed to release and hold each other harmless from all Claims stemming from Controversies (each as defined in the release executed as part of the Termination Agreement) arising out of our dealings with one another.

      Issuances in connection with our February 2006 Placement.

      On February 1, 2006 we issued to accredited investors an aggregate of 8,181,819 shares of our newly-issued Common Stock at $1.10 per share for gross proceeds of $9 million. We paid aggregate placement agent commissions of $675,000 (or 7.5% of the gross proceeds) and issued three-year warrants to our placement agents to purchase an aggregate of 259,090 shares of Common Stock at an exercise price of $1.32 per share.

      In connection with the February 2006 Placement, we became obligated to issue an aggregate of 445,920 additional shares of Common Stock, to the investors as a penalty for our failing to file and have declared effective a registration statement under the Securities Act covering the shares sold in such private placement. In order to avoid issuing such additional shares to investors, we were required to file a registration statement by April 2, 2006 and to have it declared effective by June 2, 2006. Our registration statement on Form SB-2 was declared effective by the Commission on October 20, 2006.

      Issuances in connection with our March 2007 Bridge Financing

      As part of our March 2007 Bridge Financing, in which we borrowed $1.7 million from a single accredited investor in the form of a Senior Secured Debenture, due September 15, 2007 and bearing interest at a rate of 16% per annum (the "Debenture"), we granted to investor a warrant to purchase up to 3,000,000 shares of our common stock at an exercise price of $0.50 per share, which warrant is exercisable at any time prior to September 15, 2012. We granted the investor "piggy-back" registration rights for the shares issuable upon the exercise of the warrant. The investor is entitled to and affords the Investor certain protection with respect to the exercise price.

      In connection with the March 2007 Bridge Financing, we delivered to Casimir Capital LP, a placement fee of $170,000 and warrants to purchase up to 340,000 shares of our Common Stock at an exercise price of $0.50 per share.

      Issuances in connection with our April 2007 Credit Facility

      Concurrently with the closing of the April 2007 Credit Facility, two of our principal stockholders, consisting of Alan Gaines, our Chairman, and Barrie Damson, a former officer and director of the Company, surrendered stock options to purchase 1,600,000 shares of Common Stock each at an exercise price of $0.05 per share, resulting in the cancellation of options for an aggregate of 3,200,000 shares of Common Stock. The cancelled options were a portion of individual option grants for up to 6 million shares originally granted to each of these individuals in April 2005.

      In connection with our entry into the April 2007 Credit Facility, we issued warrants to Drawbridge and D.B. Zwirn Special Opportunities Fund, L.P., another lender participating therein, which warrants are each exercisable for up to 1.6 million shares of our Common Stock, at an exercise price of $0.50 per share. Pursuant to certain warrant agreements executed with these two lenders, any unexercised warrants expire on April 11, 2014. The warrants also afford the holders certain anti-dilution protection. In connection with the issuance of the warrants we also entered into a registration rights agreement dated April 12, 2007 with each of the holders of the warrants, under which we granted piggy-back registration rights, demand registration rights and shelf registration rights to these holders.

      General Grants to Consultants, Employees, Officers and Directors

      On December 27, 2005, we granted to Richard Cohen, our Chief Financial Officer, options to purchase 175,000 shares of Common Stock, exercisable immediately and until the fifth anniversary of the date of grant at the price of $0.94 per share.

      On August 15, 2006, we granted to a consultant, The Wall Street Group, options to purchase 100,000 shares of Common Stock, exercisable immediately and until the fifth anniversary of the date of grant at the price of $1.01 per share.

      On October 20, 2006, we granted to Carey Birmingham, a former officer, options to purchase 100,000 shares of Common Stock, exercisable immediately and until the fifth anniversary of the date of grant at the price of $0.50 per share.

      On December 20, 2006, in connection with the execution of the employment agreement between us and Thomas Kaetzer, as our President and Chief Operating Officer, we granted Mr. Kaetzer three non-qualified stock options to purchase up to an aggregate of 2 million shares of our Common Stock. These options are governed under three stock option agreements, one of which relates to an option to purchase up to 1 million shares at $0.50 per share for an exercise price (equal to the closing sale price on the date preceding option grant date), and the other two which related to options to purchase up to 500,000 shares each at $0.60 per share and $1.00 per share, respectively. Each option is subject to a vesting schedule pursuant to which: (i) up to 1/3rd of the underlying Common Stock are exercisable at any time from and after December 20, 2006, (ii) up to an additional 1/3rd of the underlying Common Stock are exercisable at any time from and after December 20, 2007, and (iii) up to the remaining 1/3rd of the underlying Common Stock are exercisable at any time from and after December 20, 2008; provided, that Mr. Kaetzer's employment has not been terminated by us for cause or by Mr. Kaetzer without good reason.

      Also in December 2006, we granted an option, exercisable at $0.50 per share, to purchase up to 360,000 shares of our Common Stock to Masstar Investments, Inc., a Texas corporation, pursuant to a consulting agreement between us and Masstar Investments, Inc.

      On January 4, 2007, we granted to Richard Cohen, our Chief Financial Officer, for services performed on our behalf additional options to purchase 100,000 shares of Common Stock, exercisable immediately and until the fifth anniversary of the date of grant at the price of $0.56 per share.

Item 27. Exhibits

Exhibit Nos.      Descriptions

    3.1 Registrant's Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to registrant's Form 8-K report, filed January 19, 2006).

    3.2 By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.2 of Registrant's registration statement on Form SB-2, filed June 25, 2004).

    4.1 Form of 10% Convertible Promissory Note, issued by the Registrant in November 2005 (incorporated herein by reference to Exhibit 99.1 of Registrant's Form 8-K report, filed November 16, 2005).

    4.1.1 Form of Extension Agreement, dated as of May 31, 2007, among the Company, and each of the holders of the November 2005 Notes (incorporated herein by reference to Exhibit 99.1 of Registrant's Form 8-K report, filed June 6, 2007).

    4.2 Form of Warrant to Purchase Shares of Common Stock, issued by the Registrant to the placement agent in November 2005 (incorporated herein by reference to Exhibit 99.2 of Registrant's Form 8-K report, filed November 16, 2005).

    4.3 Form of Warrant to Purchase Shares of Common Stock, issued by the Registrant to the placement agents in February 2006 (incorporated herein by reference to Exhibit 4.3 of Registrant's Form 10-KSB annual report, filed March 31, 2006).

    5.1 Opinion of Eaton & Van Winkle LLP (incorporated herein by reference to the Registrant's Registration Statement on Form SB-2 filed on June 13, 2006).

    10.5 Form of Registration Rights Agreement for February Private Placement (incorporated by reference to Exhibit 10.5 of the Registrant's Amendment No. 1 to this Registration Statement on Form SB-2 filed on August 1, 2006).

    23.1          Consent of Malone & Bailey, LLP *

    23.2          Consent of Eaton & Van Winkle LLP (included in Exhibit 5.1)

----------
Numbers with (*) are filed herewith.

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) For the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

            (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

                  (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

                  (iii) The proportion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

                  (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchase.

            (5) For the purpose of determining liability under the Securities Act to any purchaser:

            Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

            Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on August 8, 2007.


                                            BASELINE OIL & GAS CORP.


                                            By: /s/ Thomas Kaetzer
                                                --------------------------------
                                            Name: Thomas Kaetzer
                                            Title: Chief Executive Officer
                                                   (principal executive officer)

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Thomas Kaetzer his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the Securities Act of 1933, as amended, this post-effective registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature             Capacities                                  Date
---------             ----------                                  ----


/s/ Thomas Kaetzer    Chairman and Chief Executive                August 8, 2007
------------------    Officer (principal executive officer)
Thomas Kaetzer


/s/ Alan Gaines       Vice-Chairman                               August 8, 2007
------------------
Alan Gaines


/s/ Richard Cohen     Chief Financial Officer                     August 8, 2007
------------------    (principal financial and accounting
Richard Cohen         officer)


/s/ Richard D'Abo     Director                                    August 8, 2007
------------------
Richard D'Abo

                            BASELINE OIL & GAS CORP.
               INDEX OF EXHIBITS FILED WITH REGISTRATION STATEMENT

Exhibit Nos.      Descriptions

   23.1           Consent of Malone & Bailey, LLP